CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
9.500% Senior Notes due 2025	$200,000,000	$200,000,000	$25,960
Guarantees of 9.500% Senior Notes due 2025	(2)	(2)	(2)

(1)	The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).
(2)	In accordance with Rule 457(n), no separate fee is payable with respect to guarantees of 9.500% Senior Notes due 2025 being registered.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-238212

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 13, 2020

$200,000,000

The Goodyear Tire & Rubber Company

9.500% Senior Notes due 2025

We are offering $200,000,000 of our 9.500% Senior Notes due 2025 (the “New Notes”).

The New Notes offered hereby will be issued as additional notes (“Additional Notes”) under the Indenture (as defined herein) pursuant to which we issued $600 million in principal amount of our 9.500% Senior Notes due 2025, which we refer to herein as the “Existing Notes.” The New Notes offered hereby will be treated as a single series with the Existing Notes under the Indenture, will have the same terms and CUSIP number as the Existing Notes and will be interchangeable with the Existing Notes. Upon the issuance of the New Notes offered hereby, the outstanding aggregate principal amount of our 9.500% Senior Notes due 2025 will be $800 million. Unless the context otherwise requires, references herein to the “Notes” include the New Notes offered hereby and the Existing Notes, collectively.

We will pay interest on the Notes on May 31 and November 30 of each year. The first interest payment on the Notes will be made on November 30, 2020. The Notes will mature on May 31, 2025. We have the option to redeem the Notes, in whole or in part, at any time on or after May 31, 2022. Prior to May 31, 2022, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount plus a make-whole premium. In addition, prior to May 31, 2022, we may redeem up to 35% of the Notes from the proceeds of certain equity offerings. The redemption prices and make-whole premium are described in “Description of Notes—Optional Redemption.”

The Notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured obligations and senior to any of our future subordinated indebtedness. The Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The Notes are guaranteed by our wholly-owned U.S. and Canadian subsidiaries that also guarantee our obligations under certain of our senior secured credit facilities and senior unsecured notes (such guarantees, the “Guarantees”; and, such guaranteeing subsidiaries, the “Subsidiary Guarantors”). These Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank equally in right of payment with all existing and future senior unsecured obligations of our Subsidiary Guarantors. The Guarantees are effectively subordinated to existing and future secured indebtedness of the Subsidiary Guarantors to the extent of the assets securing that indebtedness.

Investing in the Notes involves risks. See “Risk Factors” on page S-15 of this prospectus supplement and on page 5 of the accompanying prospectus.

	Per New Note	Total
Public offering price(1)	101.750%	$203,500,000
Underwriting discounts and commissions	1.000%	$2,000,000
Proceeds, before expenses, to us(1)	100.750%	$201,500,000

(1)

Plus accrued and unpaid interest from May 18, 2020. All such pre-issuance accrued interest from May 18, 2020 will be paid by purchasers of the New Notes. On November 30, 2020, we will pay this pre-issuance accrued interest to holders of the New Notes who are holders of record on November 15, 2020, along with interest accrued on the New Notes from the date of delivery to November 30, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the New Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about May 22, 2020.

Joint book-running managers

Goldman Sachs & Co. LLC	Barclays	BNP PARIBAS	BofA Securities	Citigroup
Credit Agricole CIB	Deutsche Bank Securities	J.P. Morgan	Wells Fargo Securities

Co-managers

BBVA	Bradesco BBI	MUFG	Natixis	PNC Capital Markets LLC
SMBC Nikko				UniCredit Capital Markets

The date of this prospectus supplement is May 20, 2020.

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or other offering material filed or provided by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any other offering material is accurate as of any date other than the date of such document. Any information incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

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Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. In this prospectus supplement, we provide you with specific information about the Notes that we are selling in this offering and about the offering itself. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us and other information you should know before investing in the Notes. This prospectus supplement also adds, updates and changes information contained or incorporated by reference in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information contained in the documents described under “Incorporation of Certain Documents by Reference,” before investing in the Notes.

NON-GAAP FINANCIAL MEASURES

The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” A “non-GAAP financial measure” is generally defined by the SEC as a numerical measure that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this prospectus supplement, we disclose Adjusted EBITDA. As used herein, Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, goodwill impairment charges, rationalization charges and other (income) expense. We have presented this measure because we believe Adjusted EBITDA and other financial measures like it are widely used by investors to evaluate a company’s operating performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be construed as an alternative to net income or other financial measures presented in accordance with GAAP. It should be noted that companies calculate non-GAAP financial measures like Adjusted EBITDA differently; as a result, Adjusted EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement or the accompanying prospectus, except as expressly set forth under the caption “Incorporation of Certain Documents by Reference.” Our SEC filings are also available through our website (http://www.goodyear.com). The contents of our website are not part of, and shall not be deemed incorporated by reference in, this prospectus supplement or the accompanying prospectus. Our internet address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus supplement is considered part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the following documents that have been filed with the SEC (other than any portion of such filings that is furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K”);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (“Q1 2020 Form 10-Q”);

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 6, 2020, as supplemented on March  25, 2020, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	Current Reports on Form 8-K (and/or amendments thereto) filed on February 28 , April 3, April 9, April 15, April 23 and May 18, 2020.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of the offering of all securities under this prospectus supplement, shall be deemed to be incorporated in this prospectus supplement by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus supplement.

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You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Attention: Investor Relations

Telephone number: 330-796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into this prospectus supplement.

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FORWARD-LOOKING INFORMATION—SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	our future results of operations, financial condition and liquidity are expected to be adversely impacted by the COVID-19 pandemic, and that impact may be material;

•	if we do not successfully implement our strategic initiatives, our operating results, financial condition and liquidity may be materially adversely affected;

•	we face significant global competition and our market share could decline;

•

deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third-party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•	raw material and energy costs may materially adversely affect our operating results and financial condition;

•	if we experience a labor strike, work stoppage or other similar event our business, results of operations, financial condition and liquidity could be materially adversely affected;

•	our international operations have certain risks that may materially adversely affect our operating results, financial condition and liquidity;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results, financial condition and liquidity;

•

our long term ability to meet our obligations, to repay maturing indebtedness or to implement strategic initiatives may be dependent on our ability to access capital markets in the future and to improve our operating results;

•	financial difficulties, work stoppages, supply disruptions or economic conditions affecting our major original equipment (“OE”) customers, dealers or suppliers could harm our business;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•

any failure to be in compliance with any material provision or covenant of our debt instruments, or a material reduction in the borrowing base under our first lien revolving credit facility, could have a material adverse effect on our liquidity and operations;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with our contingent liabilities and tax matters;

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•

our reserves for contingent liabilities and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•

we may be adversely affected by any disruption in, or failure of, our information technology systems due to computer viruses, unauthorized access, cyber-attacks, natural disasters or other similar disruptions;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•

we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

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SUMMARY

The following summary contains basic information about this offering of New Notes. It may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth or referenced under the heading “Risk Factors” on page S-15 of this prospectus supplement and on page 5 of the accompanying prospectus. In addition, certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus include forward-looking information that involves risks and uncertainties. See “Forward-Looking Information—Safe Harbor Statement.”

The terms “Goodyear,” “Company” and “we,” “us” or “our” as used herein refer to The Goodyear Tire & Rubber Company together with its consolidated domestic and foreign subsidiary companies, and the term “The Goodyear Tire & Rubber Company” as used herein refers to The Goodyear Tire & Rubber Company exclusive of its subsidiaries, in each case unless otherwise indicated or the context otherwise requires.

Overview of Goodyear

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. In 2019, our net sales were $14,745 million and Goodyear net loss was $311 million. We develop, manufacture, market and distribute tires for most applications. We also manufacture and market rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate approximately 1,000 retail outlets where we offer our products for sale to consumer and commercial customers and provide repair and other services. We manufacture our products in 46 manufacturing facilities in 21 countries, including the United States, and we have marketing operations in almost every country around the world. We employ approximately 63,000 full-time and temporary associates worldwide.

We operate our business through three operating segments representing our regional tire businesses: Americas; Europe, Middle East and Africa (“EMEA”); and Asia Pacific.

Our principal business is the development, manufacture, distribution and sale of tires and related products and services worldwide. We manufacture and market numerous lines of rubber tires for:

•	automobiles

•	trucks

•	buses

•	aircraft

•	motorcycles

•	earthmoving and mining equipment

•	farm implements

•	industrial equipment, and

•	various other applications.

In each case, our tires are offered for sale to vehicle manufacturers for mounting as OE and for replacement worldwide. We manufacture and sell tires under the Goodyear, Dunlop, Kelly, Debica, Sava and Fulda brands and various other Goodyear owned “house” brands, and the private-label brands of certain customers. In certain geographic areas we also:

•	retread truck, aviation and off-the-road (“OTR”) tires,

•	manufacture and sell tread rubber and other tire retreading materials,

•	sell chemical products, and/or

•	provide automotive and commercial repair services and miscellaneous other products and services.

Our principal products are new tires for most applications. Approximately 85% of our sales in 2019, 84% in 2018 and 87% in 2017 were for tire units. Sales of chemical products and natural rubber to unaffiliated customers were 3% in 2019, 4% in 2018 and 3% in 2017 of our consolidated sales (5%, 7% and 6% of Americas total sales in 2019, 2018 and 2017, respectively).

New tires are sold under highly competitive conditions throughout the world. On a worldwide basis, we have two major competitors: Bridgestone (based in Japan) and Michelin (based in France). Other significant competitors include Continental, Cooper, Hankook, Kumho, Nexen, Pirelli, Sumitomo, Toyo, Yokohama and various regional tire manufacturers.

We compete with other tire manufacturers on the basis of product design, performance, price and terms, reputation, warranty terms, customer service and consumer convenience. Goodyear and Dunlop branded tires enjoy a high recognition factor and have a reputation for performance and product design. The Kelly, Debica, Sava and Fulda brands and various house brand tire lines offered by us, and tires manufactured and sold by us to private brand customers, compete primarily on the basis of value and price.

The Goodyear Tire & Rubber Company is an Ohio corporation organized in 1898. Our principal executive offices are located at 200 Innovation Way, Akron, Ohio 44316-0001. Our telephone number at that address is (330) 796-2121.

Recent Developments

Our Response to the COVID-19 Pandemic

National efforts by many countries to mitigate the COVID-19 pandemic have caused a deep contraction in vast areas of the global economy, with many workers and businesses, including Goodyear, facing profound challenges. The tire industry has been particularly negatively impacted by this evolving situation, characterized by a sudden and sharp decline in replacement tire demand and OE manufacturers suspending or severely limiting automobile production globally. Our results for the first quarter of 2020 were highly influenced by this economic disruption, which aggravated already challenging industry conditions in many of our key markets, including foreign currency headwinds due to a strong U.S. dollar, lower OE industry volumes, softening demand in Europe, weak market conditions in China and economic volatility in Latin America, particularly Brazil, that persisted throughout 2019.

We are proactively taking actions in response to COVID-19 to protect the health and wellbeing of our associates, customers and communities, which remain our top priority, to mitigate the near and long-term financial impacts on our operating results, and to ensure adequate liquidity and capital resources are available to maintain our operations until the auto industry and replacement tire demand recovers.

These actions include:

•

On March 17, 2020 and March 18, 2020, we announced the suspension of production in Europe and the Americas, respectively, due to the COVID-19 pandemic. These temporary measures were implemented in a way to allow us to promptly resume production when public health and market conditions improve. We plan a phased restart of production during the second quarter. Earlier in April, we reopened some of our chemical plants and began a limited ramp-up of our commercial truck tire manufacturing facilities in the U.S. and Europe. More recently, we also began to reopen tire production in most of our consumer factories in Europe. Our decisions to resume production will be based on an evaluation of market demand signals, inventory and supply levels, as well as our ability to safeguard the health of our associates. Throughout the first quarter of 2020, production was also temporarily suspended or significantly limited in several other locations globally, most notably at our Pulandian, China manufacturing facility. Our Pulandian facility is now operating with all of its workforce, is able to meet customer demand, and is expected to continue ramping up production during the second quarter of 2020.

•

As our business is deemed essential in the U.S. and most other parts of the world, in order to maintain customer service, warehouses, commercial truck service centers and retail operations remain largely operational on a reduced staffing schedule and with strong social distancing practices in place. We continue to closely monitor local conditions surrounding these operations, as well as inventory and supply levels, to continue delivery of our products.

•

We are following guidance from the Centers for Disease Control and Prevention and have introduced a number of preventative measures at our facilities that remain open, including limiting visitor access and business travel, implementing remote working and social distancing practices, and increasing the frequency of disinfection.

•

On April 2, 2020, we announced actions to reduce our payroll costs through a combination of furloughs, temporary salary reductions and salary deferrals covering over 9,000 of our corporate and business unit associates, including substantial salary reductions and deferrals for our CEO, officers and directors. These and other similar actions are expected to save nearly $65 million of cash spend during the second quarter of 2020 and take advantage of governmental income replacement programs to ensure our associates are supported.

•

On April 9, 2020, we amended and restated our $2.0 billion first lien revolving credit facility, extending the maturity date from April 2021 to April 2025. The refinancing includes favorable adjustments to the calculation of the facility’s borrowing base, further strengthening our liquidity position.

•	On April 16, 2020, we announced that we have temporarily suspended the quarterly dividend on our common stock. These dividends total approximately $37 million each quarter.

•	We are leveraging governmental relief efforts to defer payroll and other tax payments, which are expected to benefit our cash flows by approximately $60 million for 2020 in the U.S. alone.

•

We have taken, and will continue to take, other actions to reduce costs and preserve cash in order to successfully navigate the current economic environment, including limiting capital expenditures to no more than $700 million for the full year and reducing discretionary spending, such as marketing and other administrative and general expenses, by approximately $75 million in the second quarter of 2020.

Additionally, on April 17, 2020, we reached a tentative bargaining agreement and subsequently approved a plan to permanently close our Gadsden, Alabama manufacturing facility as part of our strategy to strengthen the competitiveness of our manufacturing footprint by curtailing production of tires for declining, less profitable segments of the tire market. The tentative bargaining agreement has been approved by the membership of the local union. We estimate the total pre-tax charges associated with this plan to be $280 million to $295 million, of which $170 million to $180 million are expected to be cash charges. We expect to record approximately $170 million of these charges in the second quarter of 2020 and make cash payments of approximately $45 million in 2020. The remaining charges will be recorded and the remaining cash payments will be made thereafter, primarily in 2021 and 2022. We expect the combined impact of this plan and the previously announced rationalization actions related to Gadsden will result in approximately $130 million in annual savings in 2021 when compared to 2019.

Our results for the first quarter of 2020 include a 17.6% decrease in tire unit shipments compared to the first quarter of 2019, reflective of the current economic environment. Our results for the first quarter of 2020 include an approximate $65 million unfavorable impact due to lower factory utilization and other period costs, both directly related to the suspension of production at our manufacturing facilities. These negative impacts were partially offset by cost savings of approximately $38 million, including raw material cost saving measures of approximately $17 million.

Net sales in the first quarter of 2020 were $3,056 million, compared to $3,598 million in the first quarter of 2019. Net sales decreased in the first quarter of 2020 primarily due to lower global tire unit volumes, unfavorable foreign currency translation, primarily in EMEA and Americas, and lower sales in other tire-related businesses, primarily due to a decrease in third-party sales of chemical products in Americas. These decreases were partially offset by improvements in price and product mix, primarily in Americas and EMEA.

In the first quarter of 2020, Goodyear net loss was $619 million, or $2.65 per share, compared to a net loss of $61 million, or $0.26 per share, in the first quarter of 2019. The increase in Goodyear net loss was driven by higher income tax expense due to the establishment of a valuation allowance on certain deferred tax assets for foreign tax credits, lower segment operating income and a non-cash goodwill impairment charge, partially offset by lower rationalization charges.

Liquidity

At March 31, 2020, we had $971 million of cash and cash equivalents as well as $2,278 million of unused availability under our various credit agreements, compared to $908 million and $3,554 million, respectively, at December 31, 2019. Cash and cash equivalents increased by $63 million from December 31, 2019 due primarily to net borrowings of $978 million, partially offset by cash used for operating activities of $561 million, capital expenditures of $211 million, and dividends paid of $37 million. Cash used for operating activities reflects cash used for working capital of $482 million and rationalization payments of $73 million.

We expect our 2020 cash flow needs to include capital expenditures of up to $700 million. We also expect interest expense to be $350 million to $375 million (before giving effect to this offering and the offering of the Existing Notes); restructuring payments to be $175 million to $200 million; cash tax payments to be approximately $60 million, approximately $30 million of which were already paid during the first quarter of 2020; dividends on our common stock to be $37 million, which reflects the dividend already paid in the first quarter of 2020; and contributions to our funded non-U.S. pension plans to be $25 million to $50 million. We expect working capital to be a source of cash for the full year of 2020, but a use of cash during the second quarter of 2020.

We could use approximately $1.0 billion of cash in the second quarter of 2020, principally from draws under our revolving credit facilities. As a result, we expect our liquidity to decline over the course of the second quarter of 2020, before recovering in the second half of the year. For example, the borrowing base under our first lien revolving credit facility is dependent, in significant part, on our eligible accounts receivable and inventory, which have declined as a result of our lower sales and production levels due to the COVID-19 pandemic. A decline in our borrowing base would reduce our availability under the first lien revolving credit facility. Additionally, our European revolving credit facility contains a leverage ratio covenant applicable to Goodyear Dunlop Tires Europe B.V. (now known as Goodyear Europe B.V.) (“GEBV”) and its subsidiaries. While we are currently in compliance with this covenant, if we were unable to satisfy this covenant in the future or obtain a waiver from our lenders, we would no longer be able to access our €800 million European revolving credit facility or our pan-European accounts receivable securitization facility.

We are actively monitoring our liquidity, including the covenant in our European revolving credit facility, and have taken a number of actions aimed at mitigating the negative consequences of the COVID-19 pandemic on our cash flows and liquidity, such as suspending production at most of our manufacturing facilities, reducing our payroll costs through a combination of furloughs, temporary salary reductions and salary deferrals, refinancing our first lien revolving credit facility to extend its maturity and increase its borrowing base, temporarily suspending the quarterly dividend on our common stock, reducing capital expenditures and discretionary spending, and using governmental relief efforts to defer payroll and other tax payments globally. We intend to operate the business in a way that allows us to address our cash flow needs with our existing cash and available credit if they cannot be funded by cash generated from operating or other financing activities. We believe that our liquidity position is adequate to fund our operating and investing needs and debt maturities in 2020 and to provide us with the ability to respond to further changes in the business environment.

Outlook

The COVID-19 pandemic has caused the temporary closure of many businesses throughout the world during the first quarter of 2020, including most of our manufacturing facilities, which has limited global business activity.

Given the limited visibility we have into vehicle production and replacement tire demand, we have difficulty projecting industry volumes for the year. We are planning a phased restart of production during the second quarter of 2020, which began earlier in April with the reopening of some of our chemical plants and a limited ramp-up of our commercial truck tire manufacturing facilities in the U.S. and Europe. More recently, we also began to reopen tire production in most of our consumer factories in Europe. We expect most of our manufacturing facilities to resume operations by the end of May. Decisions regarding production will be based on an evaluation of market demand signals, inventory and supply levels, as well as our ability to safeguard the health of our associates.

We currently believe that our largest volume declines will occur in the second quarter of 2020, with volumes down approximately 50% compared to the second quarter of 2019. Overhead absorption will also continue to be adversely affected by reduced plant production during the second quarter of 2020. We are currently planning for our production to be down almost 25 million units versus the second quarter of 2019 in order to reflect expected demand and to reduce inventory.

In addition, our other tire-related businesses are also being significantly affected by the weakening economic environment. Traffic and volume at our retail locations is low and the sharp drop in business and leisure travel is adversely impacting our aviation business. Our chemicals business is also feeling the effects of the decline in tire production. In total, the year-over-year earnings decline in our other tire-related businesses is expected to be about $150 million during the second quarter of 2020.

For the full year of 2020, we now expect our raw material costs will be a benefit of $50 million to $100 million compared to 2019, excluding transactional foreign currency and raw material cost saving measures. Natural and synthetic rubber prices and other commodity prices historically have been volatile, and this estimate could change significantly based on fluctuations in the cost of these and other key raw materials. We are continuing to focus on price and product mix, to substitute lower cost materials where possible, to work to identify additional substitution opportunities, to reduce the amount of material required in each tire, and to pursue alternative raw materials.

Issuance of the Existing Notes

On May 18, 2020, we issued $600 million aggregate principal amount of the Existing Notes. The New Notes offered hereby are being offered as Additional Notes under the indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Seventh Supplemental Indenture dated as of May 18, 2020 (together with the Base Indenture, the “Indenture”) pursuant to which the Existing Notes were issued. The New Notes offered hereby will be treated as a single series with the Existing Notes under the Indenture and will have the same terms as the Existing Notes.

The Offering

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this document entitled “Description of Notes.”

Issuer	The Goodyear Tire & Rubber Company, an Ohio corporation.

Notes Offered

$200 million aggregate principal amount of 9.500% Senior Notes due 2025. There currently is outstanding $600 million in aggregate principal amount of this series issued on May 18, 2020.

The New Notes offered hereby will be issued as Additional Notes under the Indenture pursuant to which, on May 18, 2020, we issued the Existing Notes. The New Notes offered hereby will be treated as a single series with the Existing Notes under the Indenture, will have the same terms and CUSIP number as the Existing Notes and will be interchangeable with the Existing Notes. Upon completion of this offering, the outstanding aggregate principal amount of our 9.500% Senior Notes due 2025 will be $800 million.

Maturity Date	The Notes will mature on May 31, 2025.

Interest Rate	9.500% per annum.

Interest Payment Dates	May 31 and November 30 of each year, beginning on November 30, 2020. Interest will accrue from May 18, 2020. The initial interest payment on November 30, 2020 to holders of record of the New Notes on November 15, 2020 will be the same per Note as the interest paid on November 30, 2020 to holders of record on November 15, 2020 with respect to the Existing Notes. All pre-issuance accrued interest from May 18, 2020 to the date of delivery of the New Notes will be paid by purchasers of the New Notes offered hereby.

Ranking

The Notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior unsecured obligations and senior to any of our future subordinated indebtedness. The Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The Guarantees are senior unsecured obligations of the Subsidiary Guarantors and rank equally in right of payment with all existing and future senior unsecured obligations of our Subsidiary Guarantors. The Guarantees are effectively subordinated to existing and future secured indebtedness of the Subsidiary Guarantors to the extent of the assets securing that indebtedness.

The Notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the Notes (the “Non-Guarantor Subsidiaries”). The Non-Guarantor Subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts.

As of March 31, 2020 and December 31, 2019, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors had total assets of approximately $10.4 billion and $10.5 billion, respectively (including receivables due from Non-Guarantor Subsidiaries of $2.2 billion and $2.1 billion, respectively). As of March 31, 2020 and December 31, 2019, the Non-Guarantor Subsidiaries had total assets of approximately $11.0 billion and $11.3 billion, respectively.

For the three months ended March 31, 2020, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $1.6 billion and a Goodyear net loss of approximately $410 million, and for the year ended December 31, 2019, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $7.4 billion and Goodyear net income of approximately $303 million. For the three months ended March 31, 2020, the Non-Guarantor Subsidiaries generated net sales of approximately $2.0 billion and a Goodyear net loss of approximately $190 million, and for the year ended December 31, 2019, the Non-Guarantor Subsidiaries generated net sales of approximately $9.2 billion and a Goodyear net loss of approximately $74 million.

The above summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors is presented on a combined basis after elimination of (i) intercompany transactions and balances among The Goodyear Tire & Rubber Company and the Subsidiary Guarantors and (ii) equity in earnings from and investments in any Non-Guarantor Subsidiary. The above summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for the Non-Guarantor Subsidiaries is presented on a combined basis after elimination of intercompany transactions and balances among the Non-Guarantor Subsidiaries.

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Guarantor Financial Information in our Q1 2020 Form 10-Q, where we present summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors.

As of March 31, 2020, there was outstanding:

•   approximately $4.1 billion of senior indebtedness of The Goodyear Tire & Rubber Company, of which approximately $1,006 million was secured (exclusive of unused commitments under its credit agreements);

•   approximately $3.8 billion of senior indebtedness of the Subsidiary Guarantors, including guarantees of indebtedness of

The Goodyear Tire & Rubber Company, of which approximately $819 million was secured; and

•   approximately $2.3 billion of total indebtedness of the Non-Guarantor Subsidiaries (exclusive of unused commitments under their credit agreements).

Guarantees

The Notes are guaranteed, jointly and severally, on a senior unsecured basis, by the Subsidiary Guarantors, which consist of our wholly-owned U.S. and Canadian subsidiaries that also guarantee our obligations under certain of our senior secured credit facilities and senior unsecured notes. The Guarantee of a Subsidiary Guarantor is subject to release under certain circumstances, including if such Subsidiary Guarantor no longer guarantees any indebtedness of The Goodyear Tire & Rubber Company or another Subsidiary Guarantor (other than such indebtedness the outstanding principal amount of which, in the aggregate, does not exceed $100 million). See “Description of Notes—Subsidiary Guarantees” and “Certain Covenants—Future Subsidiary Guarantors.”

If the Notes are assigned an investment grade rating by at least two of Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”) and Fitch Ratings, Inc. (“Fitch”) and no default or event of default has occurred and is continuing, we may elect to suspend the Guarantees and our future subsidiary guarantors covenant will be suspended. If both (a) one or more ratings on the Notes subsequently declines to below investment grade, resulting in the Notes no longer having an investment grade rating from at least two of Moody’s, S&P and Fitch, and (b) the terms of any other debt securities of The Goodyear Tire & Rubber Company or certain of its subsidiaries in an aggregate principal amount of greater than $100 million then outstanding include previously suspended covenants (that are substantially the same as the Suspended Covenants (as defined in “Description of Notes”)) that have become applicable upon a substantially concurrent reversion as a result of substantially the same ratings downgrade with respect to such debt securities, then the Guarantees and our future subsidiary guarantors covenant will be reinstated.

Optional Redemption

We have the option to redeem the Notes, in whole or in part, at any time on or after May 31, 2022, at the redemption prices set forth in this prospectus supplement. Prior to May 31, 2022, we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount plus the make-whole premium described in this prospectus supplement. In addition, prior to May 31, 2022, we may redeem up to 35% of the Notes from the proceeds of certain equity offerings.

The redemption prices and make-whole premium are described in this prospectus supplement under the caption “Description of Notes—Optional Redemption.”

Change of Control	If we experience a change of control triggering event as described in the Indenture, we will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control Triggering Event.”

Certain Covenants

The Indenture contains covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

•   incur additional indebtedness or issue redeemable preferred stock;

•   pay dividends, repurchase shares, make distributions in respect of our capital stock or make certain other restricted payments or investments;

•   incur liens;

•   sell assets;

•   incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•   enter into transactions with our affiliates;

•   enter into sale/leaseback transactions; and

•   consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. For example, if the Notes are assigned an investment grade rating by at least two of Moody’s, S&P and Fitch and no default or event of default has occurred and is continuing, certain covenants will be suspended. If both (a) one or more ratings on the Notes subsequently declines to below investment grade, resulting in the Notes no longer having an investment grade rating from at least two of Moody’s, S&P and Fitch, and (b) the terms of any other debt securities of The Goodyear Tire & Rubber Company or certain of its subsidiaries in an aggregate principal amount of greater than $100 million then outstanding include previously suspended covenants (that are substantially the same as the Suspended Covenants (as defined in “Description of Notes”)) that have become applicable upon a substantially concurrent reversion as a result of substantially the same ratings downgrade with respect to such debt securities, then the Suspended Covenants will be reinstated. See “Description of Notes—Certain Covenants.”

Use of Proceeds

We estimate that the net proceeds from this offering (exclusive of accrued interest), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $201 million.

We intend to use the net proceeds from this offering (together with the net proceeds from our previously completed offering of Existing Notes) for general corporate purposes, which may include repaying or redeeming our outstanding 8.75% Notes due 2020 (the “2020 Notes”) at or prior to their maturity of August 15, 2020. Currently, there is approximately $282 million in aggregate principal amount of the 2020 Notes outstanding. Pending the use of proceeds as described above, we may temporarily apply a portion of the net proceeds from this offering to repay outstanding balances under our revolving credit facilities. See “Use of Proceeds.”

Book-Entry Form

The New Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, commonly known as DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Such interests may not be exchanged for certificated Notes, except in limited circumstances.

Trading	The Notes are not, and will not be, listed on any securities exchange or included in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the Notes.

Conflicts of Interest	Certain underwriters or their affiliates hold positions in the 2020 Notes and therefore may receive a portion of the proceeds from this offering. In addition, affiliates of certain of the underwriters are lenders under our revolving credit facilities and therefore, to the extent we apply a portion of the net proceeds of the offering to repay outstanding balances under our revolving credit facilities, such affiliates of the underwriters would receive a portion of the proceeds from this offering. In the event that the net proceeds of this offering are applied to repay outstanding balances under our revolving credit facilities and such application of proceeds would result in any underwriter or its affiliates receiving at least five percent of the net proceeds of this offering through the repayment of such indebtedness, there would be a “conflict of interest” as that term is defined in the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being conducted in compliance with FINRA Rule 5121(a)(1)(A). In addition, no underwriter with a conflict of interest, if any, will confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Risk Factors

Before investing in the Notes, you should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein as set out in the section entitled “Incorporation of Certain Documents by Reference,” including, in particular, the matters, risks, uncertainties and assumptions described under the caption “Risk Factors” included herein and therein. For information regarding documents incorporated by reference in this prospectus supplement and the accompanying prospectus, see “Incorporation of Certain Documents by Reference.”

Summary Consolidated Historical Financial Data

The following table sets forth summary consolidated historical financial data for The Goodyear Tire & Rubber Company and its subsidiaries. The summary historical balance sheet data as of December 31, 2019 and 2018 and the summary historical statements of operations data for the years ended December 31, 2019, 2018 and 2017 have been derived from our audited consolidated financial statements and related notes thereto appearing in our 2019 Form 10-K, which is incorporated by reference herein. The summary historical balance sheet data as of December 31, 2017 have been derived from our audited consolidated financial statements and related notes thereto, which appear in our Annual Report on Form 10-K for the year ended December 31, 2018. The summary historical balance sheet data as of March 31, 2020 and the summary historical statements of operations data for the three months ended March 31, 2020 and 2019 have been derived from our unaudited consolidated financial statements and related notes thereto appearing in our Q1 2020 Form 10-Q, which is incorporated by reference herein. The interim financial statements should be read in conjunction with the annual financial statements and related notes thereto referenced above.

You should read this information in conjunction with our financial statements and related notes thereto in (a) our 2019 Form 10-K and (b) our Q1 2020 Form 10-Q.

(in millions)	Year Ended December 31,(1)(2)			Three Months Ended March 31,
	2019	2018	2017	2020	2019
				(unaudited)	(unaudited)
Statements of operations data:
Net Sales	$14,745	$15,475	$15,377	$3,056	$3,598
Income (Loss) before Income Taxes	177	1,011	878	(368)	(38)
United States and Foreign Tax Expense	474	303	513	249	6

Net Income (Loss)	(297)	708	365	(617)	(44)
Less: Minority Shareholders’ Net Income	14	15	19	2	17

Goodyear Net Income (Loss)	$(311)	$693	$346	$(619)	$(61)

	As of December 31,(1)(2)			As of March 31, 2020
(in millions)	2019	2018	2017	(unaudited)
Balance sheet data:
Cash and Cash Equivalents	$908	$801	$1,043	$971
Total Assets	17,185	16,872	17,064	16,691
Long Term Debt and Finance Leases Due Within One Year	562	243	391	621
Long Term Debt and Finance Leases	4,753	5,110	5,076	5,212
Goodyear Shareholders’ Equity	4,351	4,864	4,603	3,510
Total Shareholders’ Equity	4,545	5,070	4,850	3,697

	Year Ended December 31,(1)(2)			Three Months Ended March 31,
(in millions)	2019	2018	2017	2020	2019
				(unaudited)	(unaudited)
Other data :
Adjusted EBITDA(3)	$1,615	$1,980	$2,199	$119	$365
Capital Expenditures	(770)	(811)	(881)	(211)	(221)
Total Cash Flows from Operating Activities	1,207	916	1,158	(561)	(364)
Total Cash Flows from Investing Activities	(800)	(867)	(879)	(257)	(244)
Total Cash Flows from Financing Activities	(307)	(243)	(415)	939	645

(1)	Refer to “Basis of Presentation” and “Principles of Consolidation” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies, in our 2019 Form 10-K.
(2)

Effective January 1, 2019, we adopted, using the modified retrospective adoption approach, an accounting standards update with new guidance relating to leases. Our adoption of this standards update resulted in adjustments that increased Total Assets by $873 million, increased Long Term Debt and Finance Leases by $14 million, and decreased Goodyear Shareholders’ Equity and Total Shareholders’ Equity by $23 million. Periods prior to 2019 have not been restated for the adoption of this standards update.

(3)

Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, goodwill impairment charges, rationalization charges and other (income) expense. We have presented this measure because we believe Adjusted EBITDA and other financial measures like it are widely used by investors to evaluate a company’s operating performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be construed as an alternative to net income or other financial measures presented in accordance with GAAP. It should be noted that companies calculate non-GAAP financial measures like Adjusted EBITDA differently; as a result, Adjusted EBITDA as presented herein may not be comparable to similarly-titled measures reported by other companies. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments set forth below.

The following table presents the calculation of Adjusted EBITDA from the most directly comparable GAAP measure, net income:

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2019	2018	2017	2020	2019
				(unaudited)	(unaudited)
Net Income (Loss)	$(297)	$708	$365	$(617)	$(44)
Interest Expense	340	321	335	73	85
Income Tax Expense	474	303	513	249	6
Depreciation and Amortization	795	778	781	196	193
Other(a)	303	(130)	205	218	125

Adjusted EBITDA	$1,615	$1,980	$2,199	$119	$365

(a)

Other includes goodwill impairment charges, rationalization charges and other (income) expense. For details regarding the components of other (income) expense, please see Note 5 to the financial statements in the 2019 Form 10-K and Note 4 to the financial statements in the Q1 2020 Form 10-Q.

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Notes. In particular, you should carefully consider the matters discussed under “Risk Factors” in our 2019 Form 10-K and Q1 2020 Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below or incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below or in documents incorporated by reference herein actually occur, our business, results of operations, financial condition or liquidity could be materially adversely affected. In that event, the trading price of the Notes could decline, and you may lose all or part of your investment in the Notes. The risks described below or in documents incorporated by reference herein also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Information—Safe Harbor Statement.”

Risks Related to the Notes

The Notes and the Guarantees are effectively subordinated to all of the existing and future secured debt of The Goodyear Tire & Rubber Company and the Subsidiary Guarantors. They are also structurally subordinated to all indebtedness and other obligations of the Non-Guarantor Subsidiaries.

The Notes and the Guarantees constitute senior unsecured obligations of The Goodyear Tire & Rubber Company and the Subsidiary Guarantors. As a result, the Notes and the Guarantees are effectively subordinated to all of the existing and future secured debt of The Goodyear Tire & Rubber Company and the Subsidiary Guarantors, in each case to the extent of the value of the collateral securing such debt. In the event of any liquidation, dissolution, bankruptcy, reorganization or other similar proceeding of The Goodyear Tire & Rubber Company or any of the Subsidiary Guarantors, the assets of The Goodyear Tire & Rubber Company or such Subsidiary Guarantor will be available to pay obligations on the Notes only after all secured debt of The Goodyear Tire & Rubber Company or such Subsidiary Guarantor has been paid in full. There may be no assets remaining after the claims of the lenders of such secured debt have been satisfied in full.

The Notes and the Guarantees are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of the Non-Guarantor Subsidiaries. The Non-Guarantor Subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts. Certain Non-Guarantor Subsidiaries are limited in their ability to remit funds to us by means of dividends, advances or loans due to required foreign government and/or currency exchange board approvals or limitations in credit agreements or other debt instruments of those subsidiaries.

As of March 31, 2020 and December 31, 2019, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors had total assets of approximately $10.4 billion and $10.5 billion, respectively (including receivables due from Non-Guarantor Subsidiaries of $2.2 billion and $2.1 billion, respectively). As of March 31, 2020 and December 31, 2019, the Non-Guarantor Subsidiaries had total assets of approximately $11.0 billion and $11.3 billion, respectively.

For the three months ended March 31, 2020, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $1.6 billion and a Goodyear net loss of approximately $410 million, and for the year ended December 31, 2019, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $7.4 billion and

Goodyear net income of approximately $303 million. For the three months ended March 31, 2020, the Non-Guarantor Subsidiaries generated net sales of approximately $2.0 billion and a Goodyear net loss of approximately $190 million, and for the year ended December 31, 2019, the Non-Guarantor Subsidiaries generated net sales of approximately $9.2 billion and a Goodyear net loss of approximately $74 million.

The above summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors is presented on a combined basis after elimination of (i) intercompany transactions and balances among The Goodyear Tire & Rubber Company and the Subsidiary Guarantors and (ii) equity in earnings from and investments in any Non-Guarantor Subsidiary. The above summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for the Non-Guarantor Subsidiaries is presented on a combined basis after elimination of intercompany transactions and balances among the Non-Guarantor Subsidiaries.

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Guarantor Financial Information in our Q1 2020 Form 10-Q, where we present summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors.

As of March 31, 2020, there was outstanding:

•

approximately $4.1 billion of senior indebtedness of The Goodyear Tire & Rubber Company, of which approximately $1,006 million was secured (exclusive of unused commitments under its credit agreements);

•

approximately $3.8 billion of senior indebtedness of the Subsidiary Guarantors, including guarantees of indebtedness of The Goodyear Tire & Rubber Company, of which approximately $819 million was secured; and

•	approximately $2.3 billion of total indebtedness of the Non-Guarantor Subsidiaries (exclusive of unused commitments under their credit agreements).

Our corporate structure may materially adversely affect our ability to meet our obligations under the Notes.

A significant portion of our consolidated assets is held by our subsidiaries. We have manufacturing or sales operations in most countries in the world, often through subsidiary companies. Our cash flow and our ability to service our debt, including the Notes, depends on the results of operations of these subsidiaries and upon the ability of these subsidiaries to make distributions of cash to us, whether in the form of dividends, loans or otherwise. In recent years, our foreign subsidiaries have been a significant source of cash flow for our business. In certain countries where we operate, transfers of funds into or out of such countries are generally or periodically subject to various restrictive governmental regulations, and there may be adverse tax consequences to such transfers. In addition, our debt instruments in certain cases place limitations on the ability of our subsidiaries to make distributions of cash to us. While the indenture governing the Notes limits our ability to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries, these limitations are subject to a number of significant exceptions. For example, the indenture permits us to enter into agreements that restrict our ability to receive dividends and other distributions from our subsidiaries in connection with financing our foreign subsidiaries and also permits us to keep any such restrictions that exist in agreements we have in effect today. Furthermore, our subsidiaries are separate and distinct legal entities, and none of our subsidiaries, other than the Subsidiary Guarantors, have any obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose.

A court could cancel the Guarantees of the Notes under fraudulent transfer law.

Although the Guarantees provide the holders of Notes with a direct unsecured claim against the assets of the Subsidiary Guarantors, under U.S. federal bankruptcy law and comparable provisions of U.S. state fraudulent transfer laws, in certain circumstances a court could cancel a Guarantee and order the return of any payments made thereunder to the Subsidiary Guarantor or to a fund for the benefit of its creditors.

A court might take these actions if it found, among other things, that when the Subsidiary Guarantors incurred the debt evidenced by their Guarantee (i) they received less than reasonably equivalent value or fair consideration for the incurrence of the debt and (ii) any one of the following conditions was satisfied:

•	the Subsidiary Guarantor was insolvent or rendered insolvent by reason of the incurrence;

•	the Subsidiary Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the Subsidiary Guarantor intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

In applying the above factors, a court would likely find that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for its Guarantee, except to the extent that it benefited directly or indirectly from the issuance of the Notes. The determination of whether a guarantor was or was not rendered “insolvent” when it entered into its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its assets at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they mature.

If a court canceled a Guarantee, the holders of Notes would no longer have a claim against that Subsidiary Guarantor or its assets. The assets of The Goodyear Tire & Rubber Company and the assets of the remaining Subsidiary Guarantors may not be sufficient to pay the amount then due under the Notes.

Under Canadian federal bankruptcy and insolvency laws and comparable provincial laws on preferences, fraudulent conveyances or other challengeable or voidable transactions, the Guarantees could be challenged as a preference, fraudulent conveyance, transfer at undervalue or other challengeable or voidable transaction. The test to be applied varies among the different pieces of legislation, but as a general matter these types of challenges may arise in circumstances where:

•	such action was intended to defeat, hinder, delay, defraud or prejudice creditors or others;

•

such action was taken within a specified period of time prior to the commencement of proceedings under Canadian bankruptcy, insolvency or restructuring legislation in respect of a Subsidiary Guarantor, the consideration received by the Subsidiary Guarantor was conspicuously less than the fair market value of the consideration given, and the Subsidiary Guarantor was insolvent or rendered insolvent by such action and (in some circumstances, or) such action was intended to defraud, defeat or delay a creditor;

•

such action was taken within a specified period of time prior to the commencement of proceedings under Canadian bankruptcy, insolvency or restructuring legislation in respect of a Subsidiary Guarantor and such action was taken, or is deemed to have been taken, with a view to giving a creditor a preference over other creditors or, in some circumstances, had the effect of giving a creditor a preference over other creditors; or

•

a Subsidiary Guarantor is found to have acted in a manner that was oppressive, unfairly prejudicial to or unfairly disregarded the interests of any shareholder, creditor, director, officer or other interested party.

In addition, in certain insolvency proceedings a Canadian court may subordinate claims in respect of the Guarantees to other claims against a Subsidiary Guarantor under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable or improper conduct, (2) the inequitable or improper conduct resulted in injury to other creditors or conferred an unfair advantage upon the holder of Notes and (3) equitable subordination is not inconsistent with the provisions of the relevant solvency statute.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. As of March 31, 2020, we had $2,278 million of unused availability under our various credit agreements. The terms of the indenture governing the Notes limit our ability to incur additional debt (including certain secured debt without also securing the Notes), to issue redeemable preferred stock and to enter into certain sale/leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of Notes—Certain Covenants”. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we face would be increased, and we may not be able to meet all our debt obligations, including repayment of the Notes, in whole or in part.

If the Notes are assigned an investment grade rating at any time by at least two of Moody’s, S&P and Fitch, certain covenants contained in the indenture will be suspended, and in addition we may elect to suspend the Guarantees.

The indenture governing the Notes contains certain covenants that will be suspended and cease to have any effect from and after the first date when the Notes are rated investment grade by at least two of Moody’s, S&P and Fitch and no default or event of default has occurred and is continuing. See “Description of Notes—Certain Covenants—Fall Away Covenants.” These covenants restrict, among other things, our ability to pay dividends, repurchase shares or make certain other restricted payments, incur certain liens, incur additional debt and enter into certain types of transactions. Because these restrictions would not apply to the Notes at any time that the Notes are rated investment grade by at least two of these rating agencies, the holders of the Notes would not be able to prevent us from incurring substantial additional debt and granting additional liens on our property. In addition, if the Notes are assigned an investment grade rating at any time by at least two of Moody’s, S&P and Fitch and no default or event of default has occurred and is continuing, we may elect to suspend the Guarantees in existence at that time. See “Description of Notes—Certain Covenants—Fall Away Covenants.” If after these covenants are suspended or after we elect to suspend the Guarantees in existence at that time, both (i) a ratings downgrade results in at least two of Moody’s, S&P and Fitch assigning a non-investment grade rating to the Notes, and (ii) the terms of any other debt securities of The Goodyear Tire & Rubber Company or certain of its subsidiaries in an aggregate principal amount of greater than $100 million then outstanding include previously suspended covenants (that are substantially the same as the Suspended Covenants) that have become applicable upon a substantially concurrent reversion as a result of substantially the same ratings downgrade with respect to such debt securities, then such Suspended Covenants and the Guarantees would be reinstated and the holders of the Notes would again have the protection of these covenants and the benefit of the Guarantees. However, any liens or indebtedness incurred or other transactions entered into during such time as the Notes were rated investment grade would be permitted to remain in effect.

We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture governing the Notes, and holders may be unable to require us to repurchase the Notes in certain circumstances.

Upon the occurrence of a change of control triggering event as described in the indenture governing the Notes, we will be required to offer to repurchase all of the Notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest, to the date of repurchase. A change of control triggering event, and certain other change of control events that do not constitute a change of control triggering event and would not require us to offer to repurchase the Notes, may also accelerate our obligations to repay amounts outstanding under our credit agreements and require us (or our subsidiaries) to make a similar offer to purchase our 8.75% Senior Notes due 2020, our 5.125% Senior Notes due 2023, our 5% Senior Notes due 2026, our 4.875% Senior Notes due 2027 and the 3.75% Senior Notes due 2023 of GEBV, which we guarantee. Any of our future debt agreements may contain a similar provision. We may not have sufficient assets or be able to obtain sufficient third-party financing on favorable terms to satisfy all of our obligations under the Notes and our other current and future debt agreements upon the occurrence of a change of control triggering event or a change of control as defined in such other debt agreements.

Under the terms of our existing credit agreements, a change of control triggering event, and certain other change of control events that do not constitute a change of control triggering event and would not require us to offer to repurchase the Notes, will result in an event of default. Any future credit agreements or other agreements or instruments relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the Notes in connection with a change of control triggering event. In the event a change of control triggering event occurs at a time when we are prohibited from offering to purchase the Notes, we could attempt to obtain the consent of the lenders under those agreements or attempt to refinance the related indebtedness, but we may not be successful.

Your right to require us to redeem the Notes is limited.

The holders of Notes have limited rights to require us to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including a recapitalization or similar transaction with management or any change of control that is not accompanied by a rating event as described in the indenture governing the Notes. Consequently, the change of control triggering event provisions of the indenture governing the Notes will not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if such transaction does not result in the occurrence of a change of control triggering event or otherwise result in an event of default under the indenture. Accordingly, the change of control triggering event provisions of the indenture are likely to be of limited effect in such situations.

Your ability to transfer the Notes may be limited by the absence of an active trading market, which may not develop for the Notes.

The New Notes are part of our series of 9.500% Senior Notes due 2025, of which we issued $600 million in aggregate principal amount on May 18, 2020. Upon the issuance of the New Notes offered hereby, the outstanding aggregate principal amount of our 9.500% Senior Notes due 2025 will be $800 million. This series of Notes has no established trading market, and we do not intend to list this series on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. As a result, the market price of the Notes could be adversely affected. We cannot give you any assurance as to:

•	the liquidity of any trading market that may develop for the Notes;

•	the ability of holders to sell their Notes; or

•	the price at which holders would be able to sell their Notes.

Even if a trading market develops, the Notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of the Notes;

•	the interest of securities dealers in making a market for the Notes;

•	the market for similar Notes; and

•	our operating performance and financial condition.

Moreover, the market for non-investment grade debt has historically been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions and, regardless of our prospects or performance, any disruption may have a negative effect on you as a holder of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering (exclusive of accrued interest), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $201 million. We intend to use the net proceeds from this offering (together with the net proceeds from our previously completed offering of Existing Notes) for general corporate purposes, which may include repaying or redeeming our outstanding 8.75% Notes due 2020 at or prior to their maturity of August 15, 2020. Currently, there is approximately $282 million in aggregate principal amount of 2020 Notes outstanding. Pending the use of proceeds as described above, we may temporarily apply a portion of the net proceeds from this offering to repay outstanding balances under our revolving credit facilities. Certain underwriters or their affiliates hold positions in the 2020 Notes and therefore may receive a portion of the proceeds from this offering. In addition, certain affiliates of the underwriters are lenders under our revolving credit facilities and therefore, to the extent we apply a portion of the net proceeds of the offering to repay outstanding balances under our revolving credit facilities, such affiliates of the underwriters would receive a portion of the proceeds from this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table shows our cash and cash equivalents and our consolidated historical capitalization as of March 31, 2020:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to (a) the issuance and sale of the Existing Notes and the New Notes offered hereby and (b) the use of proceeds therefrom as described under “Use of Proceeds.”

No adjustments have been made to reflect normal course operations by us, or other developments with our business, after March 31, 2020. Moreover, the as-adjusted information provided below is not necessarily indicative of our actual cash position or capitalization at any date subsequent to March 31, 2020. This table should be read in conjunction with our consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2020
(in millions)	Actual	As Adjusted(1)
Cash and Cash Equivalents	$971	$997

Total Debt:
Credit Facilities:
First Lien Revolving Credit Facility Due 2021(2)(3)	420	—
Second Lien Term Loan Facility Due 2025	400	400
European Revolving Credit Facility Due 2024(4)	66	—
Pan-European Accounts Receivable Facility	166	166
Notes:(5)
8.75% Senior Notes Due 2020	281	—
5.125% Senior Notes Due 2023	1,000	1,000
3.75% Euro Senior Notes Due 2023	274	274
9.500% Senior Notes Due 2025(6)	—	804
5% Senior Notes Due 2026	900	900
4.875% Senior Notes Due 2027	700	700
7% Senior Notes Due 2028	150	150
Mexican Credit Facility	200	200
Chinese Credit Facilities	188	188
Other Foreign and Domestic Debt	868	868
Notes Payable and Overdrafts	691	691
Unamortized Deferred Financing Fees	(27)	(37)
Finance Lease Obligations	247	247

Total Debt(7)	6,524	6,551

Goodyear Shareholders’ Equity	3,510	3,510
Minority Shareholders’ Equity—Non-Redeemable	187	187

Total Debt and Shareholders’ Equity	$10,221	$10,248

(1)

The As Adjusted column reflects the application of the net proceeds from this offering (together with the proceeds from the previously completed offering of Existing Notes) to repay the $282 million outstanding principal amount of the 2020 Notes at maturity in August 2020, and assumes that the remaining net proceeds thereof are applied to temporarily pay down outstanding amounts under the First Lien Revolving Credit Facility and the European Revolving Credit Facility.

Estimated total fees and expenses of $10 million related to this offering (and the previously completed offering of Existing Notes) are reflected in Unamortized Deferred Financing Fees.
(2)

The First Lien Revolving Credit Facility was amended and restated on April 9, 2020. Changes to the facility include extending the maturity to April 9, 2025 and increasing the borrowing base for the facility by increasing the amount attributable to the value of our principal trademarks by $100 million and adding the value of eligible machinery and equipment. The interest rate for loans under the facility increased by 50 basis points to LIBOR plus 175 basis points, based on our current liquidity, and undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

(3)

Excludes $17 million in outstanding letters of credit as of March 31, 2020. On a pro forma basis after giving effect to the amendment of the First Lien Revolving Credit Facility in April 2020, the remaining availability at March 31, 2020 was $1,411 million.

(4)	There were no letters of credit outstanding as of March 31, 2020. The remaining availability at that date was $812 million.
(5)	Amounts are shown net of discount or with premium, as applicable.
(6)	The As Adjusted column reflects the issuance of the Existing Notes and the New Notes offered hereby.
(7)	Excludes $331 million in outstanding letters of credit as of March 31, 2020, issued under bilateral letter of credit agreements.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

$2.0 billion Amended and Restated First Lien Revolving Credit Facility due 2025

On April 9, 2020, we amended and restated our $2.0 billion U.S. first lien revolving credit facility. Changes to the facility included extending the maturity to 2025 and increasing the borrowing base for the facility. The interest rate for loans under the facility increased by 50 basis points to LIBOR plus 175 basis points, based on our current liquidity as described below.

Our amended and restated first lien revolving credit facility is available in the form of loans or letters of credit. Up to $800 million in letters of credit and $50 million of swingline loans are available for issuance under the facility. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to $250 million.

Our obligations under the facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under the facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in collateral that includes, subject to certain exceptions:

•	U.S. and Canadian accounts receivable and inventory;

•	certain of our U.S. manufacturing facilities;

•	equity interests in our U.S. subsidiaries and up to 65% of the voting equity interests in most of our directly owned foreign subsidiaries; and

•	substantially all other tangible and intangible assets, including equipment, contract rights and intellectual property.

Availability under the facility is subject to a borrowing base, which is based on (i) eligible accounts receivable and inventory of the Company and certain of its U.S. and Canadian subsidiaries, after adjusting for customary factors that are subject to modification from time to time by the administrative agent or the majority lenders at their discretion (not to be exercised unreasonably), (ii) the value of our principal trademarks in an amount not to exceed $400 million, (iii) the value of eligible machinery and equipment and (iv) certain cash in an amount not to exceed $200 million. Modifications are based on the results of periodic collateral and borrowing base evaluations and appraisals. To the extent that our eligible accounts receivable and inventory and other components of the borrowing base decline in value, our borrowing base will decrease and the availability under the facility may decrease below $2.0 billion. In addition, if the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to prepay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess. As of March 31, 2020, our borrowing base, and therefore our availability, under this facility was $501 million below the facility’s stated amount of $2.0 billion. As of March 31, 2020, on a pro forma basis after giving effect to the amendment of the facility on April 9, 2020, our borrowing base, and therefore our availability, under this facility was $152 million below the facility’s stated amount of $2.0 billion.

The facility, which matures on April 9, 2025, contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. In addition, in the event that the availability under the facility plus the aggregate amount of our Available Cash is less than $200 million, we will not be permitted to allow our ratio of EBITDA to

Consolidated Interest Expense to be less than 2.0 to 1.0 for any period of four consecutive fiscal quarters. “Available Cash”, “EBITDA” and “Consolidated Interest Expense” have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our business or financial condition since December 31, 2019. The facility also has customary defaults, including a cross-default to material indebtedness of the Company and our subsidiaries. The lenders may declare any outstanding obligations under the facility immediately due and payable upon the occurrence, and during the continuance, of an event of default. In addition, any outstanding obligations under the facility will be immediately due and payable if the Company or certain of its subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

If Available Cash plus the availability under the facility is greater than $750 million, amounts drawn under the facility will bear interest, at our option, at (i) 175 basis points over LIBOR or (ii) 75 basis points over an alternative base rate (the higher of (a) the prime rate, (b) the federal funds effective rate or the overnight bank funding rate plus 50 basis points or (c) LIBOR plus 100 basis points). If Available Cash plus the availability under the facility is equal to or less than $750 million, then amounts drawn under the facility will bear interest, at our option, at (i) 200 basis points over LIBOR or (ii) 100 basis points over an alternative base rate. Undrawn amounts under the facility will be subject to an annual commitment fee of 25 basis points.

At March 31, 2020, we had $420 million of borrowings and $17 million of letters of credit issued under the revolving credit facility. At December 31, 2019, we had no borrowings and $37 million of letters of credit issued under the revolving credit facility.

Amended and Restated Second Lien Term Loan Facility due 2025

Our amended and restated second lien term loan facility matures on March 7, 2025. The term loan bears interest, at our option, at (i) 200 basis points over LIBOR or (ii) 100 basis points over an alternative base rate (the higher of (a) the prime rate, (b) the federal funds effective rate or the overnight bank funding rate plus 50 basis points or (c) LIBOR plus 100 basis points). In addition, if the Total Leverage Ratio is equal to or less than 1.25 to 1.00, we have the option to further reduce the spreads described above by 25 basis points. “Total Leverage Ratio” has the meaning given it in the facility.

Our obligations under our second lien term loan facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $2.0 billion first lien revolving credit facility.

The facility contains covenants, representations, warranties and defaults similar to those in the $2.0 billion first lien revolving credit facility. In addition, if our Pro Forma Senior Secured Leverage Ratio (the ratio of Consolidated Net Secured Indebtedness to EBITDA) for any period of four consecutive fiscal quarters is greater than 3.0 to 1.0, before we may use cash proceeds from certain asset sales to repay any junior lien, senior unsecured or subordinated indebtedness, we must first offer to use such cash proceeds to prepay borrowings under the second lien term loan facility. “Pro Forma Senior Secured Leverage Ratio”, “Consolidated Net Secured Indebtedness” and “EBITDA” have the meanings given them in the facility.

At March 31, 2020 and December 31, 2019, the amounts outstanding under this facility were $400 million.

€800 million Amended and Restated Senior Secured European Revolving Credit Facility due 2024

On March 27, 2019, we amended and restated our European revolving credit facility. Significant changes to the European revolving credit facility include extending the maturity to March 27, 2024, increasing the available commitments thereunder from €550 million to €800 million, decreasing the interest rate margin by 25 basis points and decreasing the annual commitment fee by 5 basis points to 25 basis points. Amounts drawn under this facility now bear interest at LIBOR plus 150 basis points for loans denominated in U.S. dollars or pounds sterling and EURIBOR plus 150 basis points for loans denominated in euros.

The European revolving credit facility consists of (i) a €180 million German tranche that is available only to Goodyear Dunlop Tires Germany GmbH (“GDTG”) and (ii) a €620 million all-borrower tranche that is available to GEBV, GDTG and Goodyear Dunlop Tires Operations S.A. Up to €175 million of swingline loans and €75 million in letters of credit are available for issuance under the all-borrower tranche. Subject to the consent of the lenders whose commitments are to be increased, we may request that the facility be increased by up to €200 million.

GEBV and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany provide guarantees to support the facility. GEBV’s obligations under the facility and the obligations of its subsidiaries under the related guarantees are secured by security interests in collateral that includes, subject to certain exceptions:

•	the capital stock of the principal subsidiaries of GEBV; and

•

a substantial portion of the tangible and intangible assets of GEBV and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany, including real property, equipment, inventory, contract rights, intercompany receivables and cash accounts, but excluding accounts receivable and certain cash accounts in subsidiaries that are or may become parties to securitization or factoring transactions.

The German guarantors secure the German tranche on a first-lien basis and the all-borrower tranche on a second-lien basis. GEBV and its other subsidiaries that provide guarantees secure the all-borrower tranche on a first-lien basis and generally do not provide collateral support for the German tranche. The Company and its U.S. and Canadian subsidiaries that guarantee our U.S. senior secured credit facilities described above also provide unsecured guarantees in support of the facility.

The facility contains covenants similar to those in our first lien revolving credit facility, with additional limitations applicable to GEBV and its subsidiaries. In addition, under the facility, GEBV’s ratio of Consolidated Net GEBV Indebtedness to Consolidated GEBV EBITDA for a period of four consecutive fiscal quarters is not permitted to be greater than 3.0 to 1.0 at the end of any fiscal quarter. “Consolidated Net GEBV Indebtedness” and “Consolidated GEBV EBITDA” have the meanings given them in the facility.

The facility has customary representations and warranties including, as a condition to borrowing, that all such representations and warranties are true and correct, in all material respects, on the date of the borrowing, including representations as to no material adverse change in our business or financial condition since December 31, 2018. The facility also has customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries.

At March 31, 2020, there were no borrowings outstanding under the German tranche, $66 million (€60 million) of borrowings outstanding under the all-borrower tranche and no letters of credit outstanding under the European revolving credit facility. At December 31, 2019, there were no borrowings and no letters of credit outstanding under the European revolving credit facility.

Accounts Receivable Securitization Facilities (On-Balance Sheet)

GEBV and certain other of our European subsidiaries are parties to a pan-European accounts receivable securitization facility that expires in 2023. The terms of the facility provide the flexibility to designate annually the maximum amount of funding available under the facility in an amount of not less than €30 million and not more than €450 million. For the period from October 18, 2018 through October 15, 2020, the designated maximum amount of the facility is €320 million.

The facility involves an ongoing daily sale of substantially all of the trade accounts receivable of certain GEBV subsidiaries. These subsidiaries retain servicing responsibilities. Utilization under this facility is based on eligible receivable balances.

The funding commitments under the facility will expire upon the earliest to occur of: (a) September 26, 2023, (b) the non-renewal and expiration (without substitution) of all of the back-up liquidity commitments, (c) the early termination of the facility according to its terms (generally upon an Early Amortisation Event (as defined in the facility), which includes, among other things, events similar to the events of default under our senior secured credit facilities; certain tax law changes; or certain changes to law, regulation or accounting standards) or (d) our request for early termination of the facility. The facility’s current back-up liquidity commitments will expire on October 15, 2020.

At March 31, 2020, the amounts available and utilized under this program totaled $166 million (€151 million). At December 31, 2019, the amounts available and utilized under this program totaled $327 million (€291 million). The program does not qualify for sale accounting, and accordingly, these amounts are included in Long Term Debt and Finance Leases.

Accounts Receivable Factoring Facilities (Off-Balance Sheet)

We have sold certain of our trade receivables under off-balance sheet programs. For these programs, we have concluded that there is generally no risk of loss to us from non-payment of the sold receivables. At March 31, 2020, the gross amount of receivables sold was $460 million, compared to $548 million at December 31, 2019.

Other Foreign Credit Facilities

A Mexican subsidiary and a U.S. subsidiary have a revolving credit facility in Mexico. At March 31, 2020 and December 31, 2019, the amounts available and utilized under this facility were $200 million. The facility ultimately matures in 2022, has covenants relating to the Mexican and U.S. subsidiary and has customary representations and warranties and default provisions relating to the Mexican and U.S. subsidiary’s ability to perform its respective obligations under the facility.

A Chinese subsidiary has several financing arrangements in China. At March 31, 2020 and December 31, 2019, the amounts available under these facilities were $723 million and $735 million, respectively. At March 31, 2020, the amount utilized under these facilities was $362 million, of which $174 million represented notes payable and $188 million represented long term debt. At March 31, 2020, $93 million of the long term debt was due within a year. At December 31, 2019, the amount utilized under these facilities was $313 million, of which $118 million represented notes payable and $195 million represented long term debt. At December 31, 2019, $95 million of the long term debt was due within a year. The facilities contain covenants relating to the Chinese subsidiary and have customary representations and warranties and defaults relating to the Chinese subsidiary’s ability to perform its obligations under the facilities. Certain of the facilities can only be used to finance the expansion of our manufacturing facility in China and, at March 31, 2020 and December 31, 2019, the unused amounts available under these facilities were $107 million and $106 million, respectively.

Other Debt Securities

We have outstanding (i) $1.0 billion in aggregate principal amount of 5.125% Senior Notes due 2023 and (ii) $900 million in aggregate principal amount of 5% Senior Notes due 2026. These notes are unsecured senior obligations and are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our first and second lien U.S. senior secured credit facilities described above. The terms of our indentures for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if these notes are assigned an investment grade rating by at least two of Moody’s, S&P and Fitch, and no default has occurred and is continuing, certain covenants will be suspended and we may elect to suspend the subsidiary guarantees. The indentures for these notes have customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries.

We also have outstanding (i) $282 million in aggregate principal amount of 2020 Notes, (ii) $700 million in aggregate principal amount of 4.875% Senior Notes due 2027 and (iii) $150 million in aggregate principal amount of 7% Notes due 2028. These notes are unsecured senior obligations and the 2020 Notes and the 4.875% Senior Notes due 2027 are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our first and second lien U.S. senior secured credit facilities described above. The terms of the indentures for these notes, among other things, limit our ability and the ability of certain of our subsidiaries to (i) incur secured debt, (ii) engage in sale and leaseback transactions and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications.

GEBV has outstanding €250 million in aggregate principal amount of 3.75% Senior Notes due 2023. These notes are unsecured senior obligations of GEBV and are guaranteed, on an unsecured senior basis, by The Goodyear Tire & Rubber Company and our U.S. and Canadian subsidiaries that also guarantee our obligations under our first and second lien U.S. senior secured credit facilities described above. The terms of the indenture for these notes, among other things, limit our ability and the ability of certain of our subsidiaries, including GEBV, to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, repurchase shares or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if these notes are assigned an investment grade rating by at least two of Moody’s, S&P and Fitch and no default has occurred and is continuing, certain covenants will be suspended and we may elect to suspend the subsidiary guarantees. The indenture for these notes has customary defaults, including a cross-default to material indebtedness of Goodyear and our subsidiaries.

On May 18, 2020, we issued $600 million in principal amount of Existing Notes under the Indenture that will govern the New Notes offered hereby. The Existing Notes will be treated as a single series with the New Notes offered hereby under the Indenture. For a description of the terms of the Existing Notes, see “Description of Notes”.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes not otherwise defined herein may be found under the heading “Certain Definitions”. For purposes of this section, the term “Company” refers only to The Goodyear Tire & Rubber Company and not to any of its Subsidiaries; the terms “we”, “us” or “our” as used herein refer to The Goodyear Tire & Rubber Company and, where the context so requires, certain or all of its Subsidiaries. Certain of the Company’s Subsidiaries will guarantee the Notes and therefore will be subject to many of the provisions contained in this Description of Notes. Each Subsidiary of the Company which guarantees the Notes is referred to in this Description of Notes as a “Subsidiary Guarantor”. Each such guarantee is termed a “Subsidiary Guarantee”.

On May 18, 2020, the Company issued $600 million in aggregate principal amount of 9.500% Senior Notes due 2025 (the “Existing Notes”) under the indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of May 18, 2020 (together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The Company may issue additional notes (“Additional Notes”) from time to time under the Indenture having identical terms and conditions to the Existing Notes. The New Notes offered hereby will constitute Additional Notes for purposes of the Indenture. The $200 million initial aggregate principal amount of New Notes offered hereby, the Existing Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single series of notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The New Notes offered hereby will have the same CUSIP number as, and will be interchangeable with, the Existing Notes. Unless otherwise required, for all purposes of this “Description of Notes”, references to the “Notes” include the New Notes offered hereby, the Existing Notes and any further Additional Notes.

The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Subsidiary Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth under the heading “Incorporation of Certain Documents by Reference”.

Overview of the Notes

The Notes:

•	are senior unsecured obligations of the Company;

•	are senior in right of payment to all future Subordinated Obligations of the Company; and

•	are guaranteed by each Subsidiary Guarantor.

Principal, Maturity and Interest

We initially issued the Notes in an aggregate principal amount of $600,000,000. Upon issuance of the $200,000,000 in aggregate principal amount of New Notes offered hereby, the outstanding principal amount of the Notes will be $800,000,000. The Notes will mature on May 31, 2025. The principal amount of the Notes will be payable at maturity. We will issue the New Notes in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Each Note we issue will bear interest at a rate of 9.500% per annum beginning on May 18, 2020 or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually to Holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on May 31 and November 30 of each year. The first interest payment date will be November 30, 2020. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Indenture May be Used for Future Issuances

We may issue Additional Notes having identical terms and conditions to the Notes we are currently offering; provided, however, that we will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance, the Company and its Restricted Subsidiaries are in compliance with certain of the covenants contained in the Indenture, including the covenant relating to the Incurrence of additional Indebtedness. Any Additional Notes will be part of the same issue as the Notes that we are currently offering, will vote on all matters with such Notes and will be fungible with such Notes for tax purposes. We may also issue one or more other series of debt securities under the Base Indenture and subsequent supplemental indentures.

Paying Agent and Registrar

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).

We will pay the principal of, premium, if any, and interest on the Notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the Paying Agent of the Company in such matters. The location of the corporate trust office for payment on the Notes is Wells Fargo Bank, N.A., Corporate Trust Operations, MAC N9300-070, 600 South Fourth Street, Minneapolis, MN 55415. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global Notes, by wire transfer.

We have initially designated the corporate trust office of the Trustee to act as the Registrar and Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

Except as set forth under this section, we may not redeem the Notes prior to May 31, 2022. On and after this date, we may redeem the Notes, in whole or in part, on not less than 15 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 31 of the years set forth below:

Year	Redemption price
2022	104.750%
2023	102.375%
2024 and thereafter	100.000%

Prior to May 31, 2022, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price equal to 109.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 180 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to May 31, 2022, we may at our option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), not less than 15 nor more than 60 days prior to the redemption date. The Indenture provides that, with respect to any such redemption, we will notify the Trustee of the Applicable Premium promptly after our calculation thereof and that the Trustee will not be responsible for such calculation.

Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent. We will provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on May 31, 2022 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through May 31, 2022 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 31, 2022, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to May 31, 2022 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to May 31, 2022.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means Goldman Sachs & Co. LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government Obligation securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection

If we partially redeem the Notes, the Trustee, subject to the procedures of DTC, will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note less than $2,000 in original principal amount will be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof (or transferred by book entry) upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon.

Subsidiary Guarantees

The Subsidiary Guarantors, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each of the Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Restricted Subsidiary that enters into a Guarantee of any Indebtedness of the Company or of any Subsidiary Guarantor (provided, however, that the outstanding principal amount of such indebtedness of the Company and of such Subsidiary Guarantors, in the aggregate, exceeds $100,000,000) to become a Subsidiary Guarantor in respect of the Notes and, if applicable, execute and deliver to the

Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See “Certain Covenants—Future Subsidiary Guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor;

(2) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(4) unless there is an existing Event of Default on the date the Subsidiary Guarantee would be released, at such time and for so long as such Subsidiary Guarantor does not Guarantee (other than a Guarantee that will be released upon the release of the applicable Subsidiary Guarantee) any Indebtedness of the Company or another Subsidiary Guarantor (other than Indebtedness of the Company or other Subsidiary Guarantors the outstanding principal amount of which, in the aggregate, does not exceed $100,000,000);

(5) at our election, during any Suspension Period if the Company provides an Officers’ Certificate to the Trustee stating that the Company elects to have such Subsidiary Guarantor released from its Subsidiary Guarantee; or

(6) if we exercise our legal defeasance option or our covenant defeasance option as described under “Defeasance” or if our obligations under the Indenture and the Notes are discharged in accordance with the terms of the Indenture;

provided, however, that in the case of clauses (1) and (2) above, (i) such sale or other disposition is made to a Person other than the Company or a Subsidiary of the Company, (ii) such sale or disposition is otherwise permitted by the Indenture and (iii) the Company complies with the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”.

The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon request of the Company as provided in the Indenture.

Ranking

The Indebtedness evidenced by these Notes and the Subsidiary Guarantees is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The Notes are guaranteed by the Subsidiary Guarantors.

The Notes and the Subsidiary Guarantees are unsecured obligations of the Company and the Subsidiary Guarantors. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including any obligations with respect to the Credit Agreements) will be effectively senior to the Notes and the Subsidiary Guarantees, to the extent of the value of the assets securing such debt or other obligations.

The Notes are structurally subordinated to all of the existing and future debt and other liabilities, including trade payables, of our Subsidiaries that do not guarantee the Notes (the “Non-Guarantor Subsidiaries”). The Non-Guarantor Subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make funds available to pay those amounts.

As of March 31, 2020 and December 31, 2019, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors had total assets of approximately $10.4 billion and $10.5 billion, respectively (including receivables due from Non-Guarantor Subsidiaries of $2.2 billion and $2.1 billion, respectively). As of March 31, 2020 and December 31, 2019, the Non-Guarantor Subsidiaries had total assets of approximately $11.0 billion and $11.3 billion, respectively.

For the three months ended March 31, 2020, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $1.6 billion and a Goodyear net loss of approximately $410 million, and for the year ended December 31, 2019, The Goodyear Tire & Rubber Company and the Subsidiary Guarantors generated net sales of approximately $7.4 billion and Goodyear net income of approximately $303 million. For the three months ended March 31, 2020, the Non-Guarantor Subsidiaries generated net sales of approximately $2.0 billion and a Goodyear net loss of approximately $190 million, and for the year ended December 31, 2019, the Non-Guarantor Subsidiaries generated net sales of approximately $9.2 billion and a Goodyear net loss of approximately $74 million.

The above summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for The Goodyear Tire & Rubber Company and the Subsidiary Guarantors is presented on a combined basis after elimination of (i) intercompany transactions and balances among The Goodyear Tire & Rubber Company and the Subsidiary Guarantors and (ii) equity in earnings from and investments in any Non-Guarantor Subsidiary. The above summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for the Non-Guarantor Subsidiaries is presented on a combined basis after elimination of intercompany transactions and balances among the Non-Guarantor Subsidiaries.

Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Guarantor Financial Information in the Company’s Q1 2020 Form 10-Q, where the Company presents summarized financial information as of and for the quarter ended March 31, 2020 and as of and for the year ended December 31, 2019 for the Company and the Subsidiary Guarantors.

As of March 31, 2020, there was outstanding:

(1) approximately $4.1 billion of senior Indebtedness of the Company, of which approximately $1,006 million was secured (exclusive of unused commitments under its credit agreements);

(2) approximately $3.8 billion of senior Indebtedness of the Subsidiary Guarantors, including guarantees of Indebtedness of the Company, of which approximately $819 million was secured; and

(3) approximately $2.3 billion of total Indebtedness of the Non-Guarantor Subsidiaries (in each case, exclusive of unused commitments under their credit agreements).

Although the Indenture limits the incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness and, subject to certain limitations, may be secured. See “Certain Covenants—Limitation on Indebtedness” below.

The Notes rank equally in all respects with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require the Company to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Change of Control” means the occurrence of any of the following:

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the sale of all or substantially all the assets of the Company (as determined on a Consolidated basis) to another Person (other than to the Company and/or one or more of its Subsidiaries).

‘‘Rating Event’’ means:

(1) if the Notes are rated below an Investment Grade Rating by each of the three Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period (and/or cease to be rated) by at least two of the Rating Agencies on any date during the Trigger Period;

(2) if the Notes are rated an Investment Grade Rating by each of the three Rating Agencies on the first day of the Trigger Period, the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) (and/or cease to be rated) by at least two of the Rating Agencies on any date during the Trigger Period; or

(3) if the Notes are not rated an Investment Grade Rating by each of the three Rating Agencies and are not rated below an Investment Grade Rating by each of the three Rating Agencies, in each case on the first day of the Trigger Period, and with respect to at least two of the Rating Agencies:

(A) if the Notes are rated an Investment Grade Rating by such Rating Agency on the first day of the Trigger Period, the Notes are downgraded to below an Investment Grade Rating (i.e., below BBB- or Baa3) (and/or cease to be rated) by such Rating Agency on any date during the Trigger Period, and

(B) if the Notes are not rated an Investment Grade Rating by such Rating Agency on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period (and/or cease to be rated) by such Rating Agency on any date during the Trigger Period;

provided that a Rating Event otherwise arising by virtue of a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result of the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event); provided, further, that, for purposes of clauses (1), (2) and (3) above, (i) in the event that one Rating Agency does not provide a rating of the Notes on the first day of the Trigger Period, such absence of rating shall not be treated as a downgrade in the rating of the Notes by such Rating Agency and shall instead be treated as an Investment Grade Rating of the Notes by such Rating Agency that is not downgraded during the Trigger Period and (ii) in the event that more than one Rating Agency does not provide a rating of the Notes on the first day of the Trigger Period, such absence of rating shall be treated as both a downgrade in the rating of the Notes by at least one rating category by such Rating Agencies and a downgrade that results in the Notes no longer having an Investment Grade Rating by such Rating Agencies for purposes of clauses (1), (2) and (3) above and shall not be subject to the immediately preceding proviso.

‘‘Trigger Period’’ means the period commencing on the first public announcement by the Company of the occurrence of a Change of Control or of our intention to effect a Change of Control and continuing until the end of the 60-day period following public notice of the occurrence of such Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or sent) (the “Change of Control Payment Date”); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The notice of the Change of Control Offer, if mailed or sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this covenant applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes have been or are called for redemption by the Company prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in the redemption notice for such redemption.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and the underwriters for the Existing Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness”, “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions”. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a Consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to purchase its Notes as a result of a sale of less than all of the assets of the Company (as determined on a Consolidated basis) to another Person may be uncertain.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreements. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of at least a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Fall Away Covenants. Following the first day (the “Suspension Date”) that:

(1) the Notes have an Investment Grade Rating from at least two of the Rating Agencies; and

(2) no Default has occurred and is continuing under the Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

(A) “—Limitation on Indebtedness”;

(B) “—Limitation on Restricted Payments”;

(C) “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(D) “—Limitation on Sales of Assets and Subsidiary Stock”;

(E) “—Limitation on Transactions with Affiliates”;

(F) “—Future Subsidiary Guarantors”; and

(G) clause (3) of the first paragraph under the heading “Merger and Consolidation” (collectively, the “Suspended Covenants”).

In addition, the Company may elect to suspend the Subsidiary Guarantees during any Suspension Period. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) both (1) one or more of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating resulting in the Notes no longer having an Investment Grade Rating from at least two of the Rating Agencies and (2) the terms of any other debt securities of the Company or any of its Restricted Subsidiaries then outstanding include previously suspended covenants (that are substantially the same as the Suspended Covenants described in the Indenture) that have become applicable upon a substantially concurrent reversion as a result of substantially the same ratings withdrawal or downgrade with respect to such debt securities (provided, however, that the aggregate principal amount then outstanding of such debt securities exceeds $100,000,000), then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees shall be reinstated (for the avoidance of doubt, it is understood and agreed that the “Suspended Covenants” as defined in each of the 2015 Euro Indenture, the 2015 Indenture and the 2016 Indenture are substantially the same as the Suspended Covenants described in the Indenture). The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Company may not designate any Subsidiary to be an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to the provisions under “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of “—Limitation on Indebtedness”, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3)(B) of paragraph (b) of “—Limitation on Indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “—Limitation on Restricted Payments” and the items specified in subclause (4)(C) of paragraph (a) of the covenant described under “—Limitation on Restricted Payments” will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraphs (a) and (b) of the “—Limitation on Sales of Assets and Subsidiary Stock”, the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date. For purposes of determining compliance with paragraph (c) of the “—Limitation on Sales of Assets and Subsidiary Stock”, the amount of Net Available Cash carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition shall be deemed to be reset to zero after the Reversion Date.

In addition, the Indenture also permits, without causing a Default or Event of Default, the Company and the Restricted Subsidiaries to honor any contractual commitments to take actions in the future after any date on which the Notes no longer have an Investment Grade Rating from at least two of the Rating Agencies as long as such contractual commitments were entered into during a Suspension Period and not in anticipation of the Notes no longer having an Investment Grade Rating from at least two of the Rating Agencies.

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and the application of the proceeds therefrom the Consolidated Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) (x) U.S. Bank Indebtedness in an aggregate principal amount not to exceed the greater of (A) $3.5 billion, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Company’s or any Restricted Subsidiary’s obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” and (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (y) European Bank Indebtedness in an aggregate principal amount not to exceed €1.0 billion; provided, however, that the amount of Indebtedness that may be Incurred pursuant to this clause (1) shall be reduced by any amount of Indebtedness Incurred and then outstanding pursuant to the election provision of clause (10)(A)(ii) below;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that any subsequent event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(3) Indebtedness (A) represented by the Existing Notes (not including any Additional Notes) and the Subsidiary Guarantees, (B) outstanding on the Issue Date (other than the Indebtedness described in clauses (1) and (2) above) and (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);

(4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (ii) the Consolidated Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness (A) in respect of performance bonds, bankers’ acceptances, bank guarantees, letters of credit, surety or appeal bonds or similar credit transactions entered into by the Company or any Restricted Subsidiary in the ordinary course of business, and (B) Hedging Obligations entered into in the ordinary course of business to hedge risks with respect to the Company’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure and not entered into for speculative purposes;

(6) Purchase Money Indebtedness, Finance Lease Obligations and Attributable Debt and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of (A) $800.0 million and (B) 5.0% of Consolidated assets of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC;

(7) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;

(9) any Guarantee (other than the Subsidiary Guarantees) by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture (other than Indebtedness Incurred pursuant to clause (4) above);

(10) (A) Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when added to all other Indebtedness Incurred pursuant to this clause (10)(A) and then outstanding, will not exceed (i) $2,000.0 million plus (ii) any amount then permitted to be Incurred pursuant to clause (1) above that the Company instead elects to Incur pursuant to this clause (10)(A) and (B) Indebtedness of Foreign Subsidiaries Incurred in connection with a Qualified Receivables Transaction in an amount not to exceed €600.0 million at any one time outstanding;

(11) Indebtedness constituting unsecured Indebtedness or Secured Indebtedness in an amount not to exceed $1,300.0 million and Refinancing Indebtedness in respect thereof; and

(12) Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed $150.0 million.

(c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Outstanding Indebtedness Incurred pursuant to any of the Credit Agreements prior to or on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to clauses (b)(2) through (b)(12) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(12) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(12) above, as the case may be, if it were Incurred at the time of such reclassification).

(d) For purposes of determining compliance with any U.S. dollar or euro denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent or Euro Equivalent, as the case may be, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars or euros, as the case may be, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars or euros will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of the Indebtedness Refinanced determined on the date of the Incurrence of such Indebtedness, except to the extent that (1) such U.S. Dollar Equivalent or Euro Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the immediately preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent or Euro Equivalent, as appropriate, of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Preferred Stock) and (B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Company or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire (“Purchase”) for value any Capital Stock of the Company held by any Person (other than Capital Stock held by the Company or a Restricted Subsidiary) or any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than Capital Stock held by a Restricted Subsidiary) (other than in exchange for Capital Stock of the Company that is not Disqualified Stock);

(3) Purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, of any Subordinated Obligations (other than the Purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase); or

(4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, Purchase or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Company, whose determination will be conclusive) declared or made subsequent to the Reference Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Reference Date occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Reference Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Reference Date;

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Reference Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Reference Date which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

(iv) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case realized by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that:

(A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments under clause (4)(C) of paragraph (a) above, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) shall be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

(2) any prepayment, repayment or Purchase for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations or Indebtedness Incurred under clause (a) of the covenant described under “—Limitation on Indebtedness”; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(4) any Purchase for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Purchases for value will not exceed $10.0 million in any calendar year; provided further, however, that any of the $10.0 million permitted to be applied for Purchases under this clause (4) in a calendar year (and not so applied) may be carried forward for use in the following two calendar years; provided further, however, that such Purchases for value shall be excluded in the calculation of the amount of Restricted Payments;

(5) so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Reference Date pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon the vesting or exercise of stock options, restricted stock or similar equity awards, if such Capital Stock represents a portion of the exercise price of such stock options, restricted stock or similar equity awards or the withholding tax related thereto; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations of the Company or any Subsidiary Guarantor from Net Available Cash to the extent permitted under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” below; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(8) payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Reference Date pursuant to this clause (9), does not exceed

$800.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments; or

(10) any Restricted Payment so long as at the time of such Restricted Payment and immediately after giving effect thereto, the Company’s Consolidated Net Leverage Ratio does not exceed 3.75 to 1.00; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company;

(2) make any loans or advances to the Company; or

(3) transfer any of its property or assets to the Company, except:

(A) any encumbrance or restriction pursuant to applicable law, rule, regulation or order or an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D) in the case of clause (3), any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

(ii) contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity or any other party to a Qualified Receivables Transaction in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity or such other party, as applicable;

(G) purchase money obligations for property acquired in the ordinary course of business and Finance Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) above;

(H) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(I) restrictions on cash or other deposits or net worth imposed by customers, suppliers or, in the ordinary course of business, other third parties; and

(J) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued, if:

(i) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, or

(ii) at the time such Indebtedness is Incurred, such encumbrance or restriction is not expected to materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by a Financial Officer of the Company, whose determination shall be conclusive.

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Additional Assets, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

(A) first, to the extent the Company elects (or is required by the terms of any applicable Indebtedness) (i) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Senior Indebtedness of the Company or a Subsidiary Guarantor or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor or (ii) to cause any loan commitment that is available to be drawn under the applicable credit facility and to be Incurred under the Indenture and that when drawn would constitute Secured Indebtedness, to be permanently reduced by the amount of Net Available Cash, in each case, other than Indebtedness owed to the Company or an Affiliate of the Company and other than obligations in respect of Disqualified Stock, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to acquire Additional Assets (or otherwise to make capital expenditures), in each case within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (c) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (c) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Notes and any Senior Indebtedness of the Company; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any general corporate purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this paragraph (3), the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be used or invested in any manner that is not prohibited by the Indenture.

(b) For the purposes of this covenant, the following are deemed to be cash:

•

the assumption of Indebtedness or other obligations of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or obligations in connection with such Asset Disposition;

•

any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (1) $200.0 million and (2) 1.5% of the total Consolidated assets of the Company as shown on the most recent balance sheet of the Company filed with the SEC;

•

securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash; and

•	Temporary Cash Investments.

(c) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required:

(i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture; and

(ii) to purchase other Senior Indebtedness of the Company on the terms and to the extent contemplated thereby; provided that in no event shall the Company offer to purchase such Senior Indebtedness of the Company at a purchase price in excess of 100% of its principal amount (without premium) or, unless otherwise provided for in such Senior Indebtedness, the accreted amount, if issued with original issue discount, plus accrued and unpaid interest thereon. If the aggregate purchase price of Notes (and Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Company will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. The Company will not be required to make an Offer for Notes (and Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $25.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million;

(A) are set forth in writing; and

(B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $75.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment permitted to be paid pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, incentive compensation plans, stock options and stock ownership plans approved by the Board of Directors;

(3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

(4) loans or advances to employees in the ordinary course of business of the Company;

(5) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business;

(6) any transaction between or among any of the Company, any Restricted Subsidiary or any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(8) any agreement as in effect on the Issue Date and described in this prospectus or in the Company’s SEC filings as filed on or prior to the Issue Date, or any renewals, extensions or amendments of any such agreement (so long as such renewals, extensions or amendments are not less favorable in any material respect to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party; or

(10) any transaction effected as part of a Qualified Receivables Transaction.

Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to:

(A) Incur Indebtedness with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness”; and

(B) create a Lien on such property securing such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2) the gross proceeds payable to the Company or such Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3) the transfer of such property is permitted by, and, if applicable, the Company applies the proceeds of such transaction in compliance with, the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”.

Future Subsidiary Guarantors. The Company will cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or of any Subsidiary Guarantor (provided, however,

that the outstanding principal amount of such indebtedness of the Company and of such Subsidiary Guarantors, in the aggregate, exceeds $100,000,000) to become a Subsidiary Guarantor and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Company shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Notwithstanding the foregoing, if the Company has filed the reports and information referred to in the preceding paragraph with the SEC via the EDGAR filing system (or any successor thereto) and such reports and information are publicly available, then the Company will be deemed to have provided and furnished such reports and information to the Trustee and the Holders in satisfaction of the requirements to “provide” and “furnish” such applicable reports or information as referred to in the preceding paragraph. Delivery of such reports, information and documents to the Trustee hereunder is for informational purposes only and the Trustee’s receipt of such reports, information and documents does not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates delivered pursuant to the Indenture). The Trustee shall not be obligated to (i) monitor or confirm, on a continuing basis or otherwise, our compliance with our covenants under the Indenture or with respect to any reports or other documents filed by us with the SEC, the EDGAR filing system (or any successor thereto) or any website, or (ii) participate in any conference calls.

Merger and Consolidation

The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor

Company would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any other jurisdiction under which such Subsidiary Guarantor was organized, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(C) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor; and

(B) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest on the Notes when due and payable continued for 30 days;

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “Merger and Consolidation” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control

Triggering Event” or “Certain Covenants” (other than “Certain Covenants—SEC Reports”) above (in each case, other than a failure to purchase Notes);

(5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8) the rendering of any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $100.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company or a Significant Subsidiary if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment (the “judgment default provision”); or

(9) any Subsidiary Guarantee by any Subsidiary Guarantor that is a Significant Subsidiary or a group of Subsidiary Guarantors which collectively (as of the then most recent audited consolidated financial statements of the Company) would constitute a Significant Subsidiary, in each case, ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6), (8) or (9) will not constitute an Event of Default until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and the Company or the Restricted Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6), (8) or (9) after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company (and to the Trustee if given by Holders) may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of at least a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, including by way of pre-funding. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

(5) the Holders of at least a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of at least a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is actually known to a Trust Officer, the Trustee must mail or deliver to each Holder of the Notes, notice of the Default within 90 days after it is actually known to a Trust Officer. Except in the case of a Default in the payment of principal of or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture (as it relates to the Notes) or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class and any past default or compliance with any provisions with respect to the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class. However, without the consent of each Holder of an outstanding Note affected, no amendment with respect to the Notes may, among other things:

(1) reduce the amount of the Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

Without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors and the Trustee, as applicable, may amend the Indenture or the Notes to:

(1) cure any ambiguity, omission, defect or inconsistency, as set forth in an Officers’ Certificate;

(2) provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture in compliance with the provisions under “Merger and Consolidation”;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for Federal income tax purposes;

(4) add additional Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Indenture;

(5) add to the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company;

(6) make any change that does not adversely affect the rights of any Holder in any material respect, subject to the provisions of the Indenture, as set forth in an Officers’ Certificate;

(7) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law, and

(B) such amendment does not materially affect the rights of Holders to transfer Notes;

(8) provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(9) comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA;

(10) convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “Certain Covenants—Limitation on Liens”; or

(11) conform any provision of the Indenture or the Notes to this “Description of Notes”.

After an amendment becomes effective, the Company is required to mail or send to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to make and the Registrar need not register transfers or exchanges of any Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days prior to a selection of Notes to be redeemed or any Notes for a period of 15 days prior to an interest payment date. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Satisfaction and Discharge

When (1) the Company delivers to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing or giving of notice of redemption and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations (or any combination thereof) sufficient (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent accountants expressed in a written certification thereof delivered to the Trustee) to pay at maturity or upon redemption all outstanding Notes, including premium, if any, and interest thereon to maturity or such redemption date, and if in any case the Company pays all other sums payable under the Indenture by the Company, then the Indenture shall, subject to certain exceptions, cease to be of further effect as it relates to the Notes.

Defeasance

The Company may, as described below, at any time terminate all its obligations under the Notes and the Indenture relating to the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes.

In addition, the Company may, as described below, at any time terminate:

(1) the obligations under the covenants described under “Change of Control Triggering Event”, “Certain Covenants” and “Merger and Consolidation”, and

(2) the operation of clauses (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) and (9) under “Defaults” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Defaults” above or because of the failure of the Company to comply with the covenants described under “Change of Control Triggering Event”, “Certain Covenants” and “Merger and Consolidation”.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Subsidiary Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA. Wells Fargo Securities, LLC, an affiliate of the Trustee, is one of the underwriters. A portion of the proceeds from the Notes may be used to pay down an existing loan from Wells Fargo Bank, N.A. The Trustee assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information. Neither the Trustee nor any Paying Agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any rating event based upon the rating of the Notes by any Rating Agency has occurred. Neither the Trustee nor any Paying Agent shall be responsible for determining whether any Asset Disposition has occurred and whether any Offer with respect to the Notes is required. Neither the Trustee nor any Paying Agent shall be responsible for determining whether any Change of Control Triggering Event has occurred and whether any Change of Control Offer with respect to the Notes is required.

Governing Law; Jury Trial Waiver

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Indenture provides that each of the Company, the Subsidiary Guarantors and the Trustee, and each Holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, the Subsidiary Guarantees or any transaction contemplated thereby.

Certain Definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the provisions described under “Certain Covenants—Limitation on Transactions with Affiliates” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the provisions described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “Certain Covenants—Limitation on Restricted Payments”;

(C) a disposition of assets with a Fair Market Value of less than $20,000,000;

(D) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) to a Receivables Entity;

(E) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction; and

(F) a disposition of all or substantially all the Company’s assets (as determined on a Consolidated basis) in accordance with the covenant described under “Merger and Consolidation”.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction that does not result in a Finance Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such

Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated), and

(2) the Attributable Debt determined assuming no such termination.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means all obligations under the U.S. Bank Indebtedness and European Bank Indebtedness.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests (however designated) in equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements have been filed with the SEC to

(2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted

Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X, as it may be amended or replaced from time to time, promulgated by the SEC.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Finance Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction that does not result in a Finance Lease Obligation,

(2) amortization of debt discount and debt issuance costs,

(3) capitalized interest,

(4) noncash interest expense,

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee,

(7) net payments made pursuant to Hedging Obligations in respect of interest expense (including amortization of fees),

(8) dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary,

(9) interest Incurred in connection with investments in discontinued operations, and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust, and less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs; provided, however, that, for any financing consummated after the Issue Date, the aggregate amount of amortization relating to any such capitalized financing costs in respect of any such financing that is deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of such financing.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below), and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted

Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Company from such Foreign Subsidiary (with the amount of cash readily procurable from such Foreign Subsidiary being determined in good faith by a Financial Officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise), except that:

(A) subject to the limitations contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause), and

(B) the net loss of any such Restricted Subsidiary for such period shall not be excluded in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any extraordinary gain or loss; and

(6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(iv) thereof.

“Consolidated Net Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of all outstanding Indebtedness of the Company and its Consolidated Restricted Subsidiaries (but excluding any Attributable Debt and Hedging Obligations (and Guarantees thereof)), minus (b) the aggregate amount of cash and Temporary Cash Investments held at such time by the Company and its Consolidated Restricted Subsidiaries.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (1) Consolidated Net Indebtedness to (2) EBITDA for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination for which financial statements have been filed with the SEC, with such pro forma adjustments to the Consolidated Net Leverage Ratio as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Credit Agreements” means the U.S. Credit Agreements and the European Credit Agreement.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated by the Company as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 180 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the date that is 180 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable in any material respect to the holders of such Capital Stock than the provisions of the covenants described under “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, retirement, death or disability.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) income tax expense of the Company and its Consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;

(4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); and

(5) all other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) less all noncash items of income of the Company and its Consolidated Restricted Subsidiaries in each case for such period (other than normal accruals in the ordinary course of business).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (A) a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (B) in the case of any Foreign Subsidiary, a corresponding amount of cash is readily procurable by the Company from such Foreign Subsidiary (as determined in good faith by a Financial Officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of “Consolidated Net Income”, such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (B).

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

“Euro Equivalent” means with respect to any monetary amount in a currency other than euros, at any time of determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“European Bank Indebtedness” means any and all amounts payable under or in respect of the European Credit Agreement and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“European Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of March 27, 2019, among the Company, Goodyear Europe B.V., Goodyear Dunlop Tires Germany GmbH, Goodyear Dunlop Tires Operations S.A., the lenders party thereto, J.P. Morgan Europe Limited, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

“European Union” means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain and Sweden, but not including any country which becomes a member of the European Union after the Issue Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors.

“Finance Lease Obligations” means, an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Financial Officer” means the Chief Financial Officer, the Treasurer, any Assistant Treasurer or the Chief Accounting Officer of the Company, or any Senior Vice President or higher ranking executive to whom any of the foregoing report.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, other than Goodyear Canada.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Goodyear Canada” means Goodyear Canada Inc., an Ontario corporation, and its successors and permitted assigns.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” means any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Finance Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination, and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(A) the Company’s “Investment” in such Subsidiary at the time of such redesignation, less

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

In the event that the Company sells Capital Stock of a Restricted Subsidiary such that after giving effect to such sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such sale shall be deemed to constitute an Investment made on the date of such sale of Capital Stock.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by Standard & Poor’s and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Issue Date” means May 18, 2020, the date on which the Existing Notes were first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who may be an employee of or counsel to the Company or a Subsidiary Guarantor, or other counsel who is acceptable to the Trustee.

“Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans and advances to officers and employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of disputes with customers or suppliers or debts (including pursuant to any plan of reorganization or similar arrangement upon insolvency of a debtor) created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(9) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided, however, that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(12) any Person to the extent such Investment in such Person existed on the Issue Date and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(13) advances to, and Guarantees for the benefit of, customers, dealers, lessees, lessors or suppliers made in the ordinary course of business and consistent with past practice;

(14) any Person to the extent that such Investment consists of a minority equity or debt Investment by the Company or a Restricted Subsidiary for the purpose of funding the development of future mobility solutions (including in companies involved in connected mobility, autonomous vehicles, electric vehicles, new materials, aero vehicles, mass transport, infrastructure and energy technologies); provided that the aggregate amount of all such Investments at any time outstanding does not exceed $100,000,000; and

(15) any Person to the extent such Investment, when taken together with all other Investments made pursuant to this clause (15) and then outstanding on the date such Investment is made, does not exceed the greater of (A) the sum of (i) $500 million and (ii) any amounts under clause (a)(4)(C)(iv)(x) of the covenant described under “Certain Covenants—Limitation on Restricted Payments” that were excluded by operation of the proviso in clause (a)(4)(C)(iv) of such covenant and which excluded amounts are not otherwise included in Consolidated Net Income or intended to be permitted under any of clauses (1) through (14) of this definition and (B) 5.0% of Consolidated assets of the Company as of the end of the most recent fiscal quarter for which financial statements of the Company have been filed with the SEC.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness permitted pursuant to clause (b)(1) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(2) Liens to secure Indebtedness permitted pursuant to clauses (b)(11) and (b)(12) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(3) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(5) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit, bank guarantees, bankers’ acceptances and similar credit transactions do not constitute Indebtedness;

(7) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under clause (b)(6) of the covenant described under “Certain Covenants—Limitation on Indebtedness”); provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(9) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1));

(10) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after-acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(11) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;

(12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(13) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(14) Liens on assets of Foreign Subsidiaries securing Indebtedness Incurred under clause (b)(10) of the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (8), (9), (10) and (11); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof), and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (8), (9), (10) or (11) hereof at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(16) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(17) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(18) Liens arising from uniform commercial code financing statement filings regarding leases that do not otherwise constitute Indebtedness and that are entered into in the ordinary course of business;

(19) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(20) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

(21) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods;

(23) Liens on assets subject to Sale/Leaseback Transactions; provided that the aggregate outstanding Attributable Debt in respect of such Liens (other than any such Liens imposed against all or a portion of the Company’s properties in Akron, Summit County, Ohio subject to a Sale/Leaseback Transaction) shall not at any time exceed $125.0 million; and

(24) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (24) does not exceed 7.5% of Consolidated assets of the Company, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC; provided, however, notwithstanding whether this clause (24) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (24) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (24).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

(1) consisting of the deferred purchase price of property, plant or equipment, conditional purchase obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of

(A) the cost of the asset being financed, and

(B) the Fair Market Value of such asset; and

(2) Incurred to finance such acquisition, construction or improvement by the Company or a Restricted Subsidiary of such asset;

provided, however, that such Indebtedness is Incurred within 180 days after such acquisition or the completion of such construction or improvement.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note

(1) shall be repaid from cash available to the Receivables Entity, other than

(A) amounts required to be established as reserves;

(B) amounts paid to investors in respect of interest;

(C) principal and other amounts owing to such investors; and

(D) amounts paid in connection with the purchase of newly generated receivables, and

(2) may be subordinated to the payments described in clause (1).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

“Rating Agency” means Moody’s, Standard & Poor’s and Fitch or, if any one or more of Moody’s, Standard & Poor’s or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for any one or more of Moody’s, Standard & Poor’s or Fitch, as the case may be.

“Receivables Entity” means a (a) Wholly Owned Subsidiary of the Company which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company or a Subsidiary of the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not an Affiliate of the Company or with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by furnishing to the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Date” means May 11, 2009.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company or any Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to the covenant described above under “Certain Covenants—Limitation on Indebtedness”)) (plus fees and expenses, including any premium and defeasance costs), and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company, or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business reasonably related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Issue Date.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary has a correlative meaning.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Indebtedness” of the Company or any Subsidiary Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest, if any, on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness, the Notes (in the case of the Company), the Subsidiary Guarantees (in the case of the Subsidiary Guarantors) and all other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

(1) any obligation of the Company to any Subsidiary of the Company or any obligation of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company, as applicable;

(2) any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or obligation (and any accrued and unpaid interest in respect thereof) of the Company or such Subsidiary Guarantor, as applicable, that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

(5) any obligations with respect to any Capital Stock; or

(6) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means S&P Global Ratings, an S&P Financial Services LLC business, and any successor thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the Notes. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests

(including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person, or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Subsidiary that has issued a Subsidiary Guarantee.

“Temporary Cash Investments” means any of the following:

(1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, the United Kingdom or a member state of the European Union (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such sovereign), in each case maturing within one year from the date of acquisition thereof;

(2) investments in commercial paper maturing within 270 days from the date of acquisition thereof, and having, at such date of acquisition, not less than two of the following ratings: P2 or higher from Moody’s, A2 or higher from Standard & Poor’s and F2 or higher from Fitch;

(3) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank organized under the laws of the United States of America or any state thereof, the United Kingdom or a member state of the European Union which has (i) not less than two of the following short-term deposit ratings: P1 from Moody’s, A1 from Standard & Poor’s and F1 from Fitch, and (ii) a combined capital and surplus and undivided profits of not less than $500,000,000;

(4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution described in clause (3) above;

(5) money market funds that:

(A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940,

(B) have not less than two of the following ratings: Aaa from Moody’s, AAA from Standard & Poor’s and AAA from Fitch, and

(C) have portfolio assets of at least $3,000,000,000;

(6) investments of the type and maturity described in clauses (2) through (5) of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies (and with respect to clause (5), are not required to comply with the Rule 2a-7 criteria);

(7) investments of the type and maturity described in clause (3) in any obligor organized under the laws of a jurisdiction other than the United States that:

(A) is a branch or subsidiary of a lender or the ultimate parent company of a lender under any of the Credit Agreements (but only if such lender meets the ratings and capital, surplus and undivided profits requirements of such clause (3)) or

(B) carries a rating at least equivalent to the rating of the sovereign nation in which it is located; and

(8) in the case of any Foreign Subsidiary,

(A) marketable direct obligations issued or unconditionally guaranteed by the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation has not less than two of the following ratings: A2 or higher from Moody’s, A or higher from Standard & Poor’s and A or higher from Fitch or carries an equivalent rating from a comparable foreign rating agency, and

(B) other investments of the type and maturity described in clause (3) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Foreign Subsidiary is located; provided that the investments permitted under this subclause (B) shall be made in amounts and jurisdictions consistent with the Company’s policies governing short-term investments.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect on the Issue Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters having direct responsibility for administering the Indenture and any other officer of the Trustee to whom a matter arising under the Indenture may be referred.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“2015 Euro Indenture” means the Indenture dated as of December 15, 2015 among Goodyear Dunlop Tires Europe B.V. (now known as Goodyear Europe B.V.), the Company, the subsidiary guarantors party thereto, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as registrar and Luxembourg paying agent and transfer agent.

“2015 Indenture” means the Base Indenture, as supplemented by the Fourth Supplemental Indenture dated as of November 5, 2015, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“2016 Indenture” means the Base Indenture, as supplemented by the Fifth Supplemental Indenture dated as of May 13, 2016, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“2017 Indenture” means the Base Indenture, as supplemented by the Sixth Supplemental Indenture dated as of March 7, 2017, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, N.A., as trustee.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such

Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less, or

(B) if such Subsidiary has total Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “Certain Covenants—Limitation on Restricted Payments”.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants—Limitation on Indebtedness” or (2) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries would be greater after giving effect to such designation than before such designation, and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly furnishing to the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Bank Indebtedness” means any and all amounts payable under or in respect of the U.S. Credit Agreements and any Refinancing Indebtedness with respect thereto or with respect to such Refinancing Indebtedness, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations and all other amounts payable thereunder or in respect thereof.

“U.S. Credit Agreements” means (i) the Amended and Restated First Lien Credit Agreement, dated as of April 9, 2020, among the Company, the lenders party thereto, the issuing banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and (ii) the Amended and Restated Second Lien Credit Agreement, dated as of March 7, 2018, among the Company, the lenders party thereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, each as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time (except to the extent that any such amendment, restatement, supplement, waiver, replacement, refinancing, restructuring or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY SYSTEM

Book-Entry, Delivery and Form

Except as set forth below, the New Notes will be issued in registered, global form in minimum denominations of $2,000 aggregate principal amount at maturity and integral multiples of $1,000 aggregate principal amount at maturity in excess of $2,000. The New Notes will be issued at the closing of this offering only against payment in immediately available funds.

The New Notes initially will be represented by one or more global Notes in registered form without interest coupons, which we refer to as the Global Notes. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in registered, certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to as the Participants, and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to as the Indirect Participants. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also has advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount at maturity of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments, notices and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the account of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount at maturity of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

Neither we nor the Trustee nor any of our or its respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Global Notes are exchangeable for certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 120 days;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). In connection with any proposed exchange of a Global Note for a certificated Note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Same Day Settlement and Payment

We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and additional interest, if any, with respect to certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated Notes will also be settled in immediately available funds.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain of the material United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes. The New Notes will have the same issue price and issue date as the Existing Notes and will be treated as part of the same issue for United States federal income tax purposes as the Existing Notes. This summary does not address the tax consequences to subsequent purchasers of the New Notes or the Existing Notes.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. This summary does not address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction.

This discussion does not address any tax consequences applicable to holders that are subject to special rules, including, but not limited to, persons that own (or are deemed to own) 10% or more of the total combined voting power of all classes of Goodyear stock entitled to vote, “controlled foreign corporations” that are “related” to Goodyear within the meaning of Section 864(d)(4) of the Code, holders that are dealers in securities or foreign currency, banks or other financial institutions, insurance companies, mutual funds, traders in securities that elect mark-to-market treatment, holders that hold the Notes through individual retirement or other tax-deferred accounts, tax-exempt organizations, partnerships (or arrangements treated as partnerships for U.S. federal income tax purposes), real estate investment trusts, S corporations and other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders that hold the Notes as part of an integrated investment (including a straddle, hedging, constructive sale or conversion transaction) comprised of the Notes and one or more other positions, persons who are former citizens or residents of the United States, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an “applicable financial statement” (as defined in the Code).

If a partnership or other pass-through entity for U.S. federal income tax purposes holds the New Notes, the tax treatment of a partner of such partnership or member of such other pass-through entity will generally depend upon the status of the partner or member and the activities of the partnership or other pass-through entity. Partnerships and other pass-through entities holding the New Notes, and any person who is a partner or member of such entities, should consult their own tax advisors regarding the tax consequences of acquiring the New Notes.

In certain circumstances the timing and amount of payments otherwise due on the Notes may differ from the scheduled payments on the Notes (see “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control Triggering Event”). Because we are obligated to make such payments under certain circumstances, the Notes may be subject to special rules under the Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury Regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingencies are either “remote” or “incidental.” Goodyear intends to take the position (and this discussion assumes) that such payments are remote or incidental contingencies or are otherwise not of the type that would subject the Notes to the rules applicable to contingent payment debt instruments. Goodyear’s determination that the Notes are not subject to the rules applicable to contingent payment debt instruments for these purposes is binding on each holder (but not on the Internal Revenue Service (the “IRS”)), unless such holder discloses in the proper manner to the IRS that it is taking a different position. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions. The remainder of this discussion assumes that the New Notes are not subject to the rules applicable to contingent payment debt instruments.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NEW NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Taxation of U.S. Holders

This section applies to a holder only if it is a U.S. holder. For purposes of this discussion, a holder is a “U.S. holder” if it is a beneficial owner of the New Notes and is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a domestic corporation;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or, (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person (within the meaning of the Code).

Interest income. Payments of stated interest on the New Notes (not including any pre-issuance accrued interest, as described below) will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received in accordance with the holder’s regular method of tax accounting for United States federal income tax purposes.

A portion of the initial purchase price of the New Notes is attributable to pre-issuance accrued interest, which accrued from the issue date of the Existing Notes. This amount will be treated as a return of the initial purchase price when the first payment of interest is made, and reduce the amount treated as interest on the New Notes.

Amortizable bond premium. A U.S. holder who purchases a New Note for an amount greater than its principal amount will be treated as acquiring the New Note with amortizable bond premium. For this purpose, the initial purchase price of a New Note will not include amounts paid in respect of pre-issuance accrued interest as described above. A U.S. holder that acquires a New Note with amortizable bond premium may elect to amortize the premium, under a constant yield method, over the term of the New Note, which will reduce the amount of interest income required to be included in the U.S. holder’s gross income. An election to amortize bond premium applies to all taxable debt instruments then owned by the U.S. holder and may be revoked only with the consent of the IRS.

Sale, exchange or redemption of New Notes. A U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange (other than a tax-free transaction), redemption or other disposition of a New Note and the holder’s tax basis in such New Note. The amount realized is generally equal to the amount of cash and the fair market value of any property received for the New Note (other than amounts attributable to accrued but unpaid stated interest on the New Note which will be taxed as interest income as described above). A U.S. holder’s tax basis in the New Note generally will be the initial purchase price paid therefor less any pre-issuance accrued interest. In the case of a U.S. holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a New Note if such holder’s holding period for such New Note exceeds one year. To the extent the amount realized is less than the U.S. holder’s tax basis, the holder will recognize a capital loss. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income. Non-corporate U.S. holders whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income,

which may include their interest income and net gains from the disposition of the New Notes. A United States person that is an individual, estate or trust is encouraged to consult its tax advisors regarding the applicability of this net investment income tax to its income and gains in respect of any investment in the New Notes.

Information reporting and backup withholding. In general, information reporting, on IRS Form 1099, will apply to any payments made on the New Notes and the proceeds of any sale or other disposition of the New Notes by a U.S. holder unless such holder is an exempt recipient, such as a corporation. Backup withholding (currently at a 24% rate) may apply to such payments if a holder of New Notes fails to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fails to report in full interest income.

Backup withholding is not an additional tax. A U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the U.S. holder’s income tax liability by timely filing a refund claim with the IRS.

Taxation of Non-U.S. Holders

This section applies to a holder only if it is a Non-U.S. holder. For purposes of this discussion, a holder is a “Non-U.S. holder” if the holder is a beneficial owner of the New Notes and is, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust,

but does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of his or her New Notes and is not otherwise a resident of the United States for United States federal income tax purposes. Such an individual holder should consult his or her tax advisor regarding the United States federal income tax consequences of the sale, exchange, redemption or other disposition of the New Notes.

The rules governing United States federal income taxation of a Non-U.S. holder of the New Notes are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of United States federal, state and local and foreign tax laws, as well as income tax treaties, with regard to an investment in the New Notes, including any reporting requirements.

Interest income. Subject to the discussions below concerning FATCA withholding, effectively connected income and information reporting and backup withholding, under the “portfolio interest exemption,” payments of interest on the New Notes to a Non-U.S. holder will not be subject to United States federal withholding tax if

•

such payments are not effectively connected with a United States trade or business of the Non-U.S. holder or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States;

•	the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Goodyear stock entitled to vote;

•

the Non-U.S. holder is not a controlled foreign corporation (within the meaning of Section 957(a) of the Code) that for United States federal income tax purposes is related (within the meaning of Section 864(d)(4) of the Code) to us through stock ownership; and

•	either (a) the Non-U.S. holder certifies to the payor or the payor’s agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed IRS Form W-8BEN, W-8BEN-E or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the New Notes in such capacity, certifies to the payor or the payor’s agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, when required, furnishes the payor or the payor’s agent with a copy thereof. The applicable Treasury Regulations also provide alternative methods for satisfying the certification requirements described in the prior sentence. If a Non-U.S. holder holds the New Note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

If a Non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest made to such Non-U.S. holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the New Note provides a properly executed:

•

IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the New Note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner.

A Non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if such income is effectively connected with a United States trade or business of the Non-U.S. holder (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base). Effectively connected income received or accrued by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits” tax at a 30% rate (or if applicable, at a lower tax rate specified by an applicable income tax treaty).

Non-U.S. holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Sale, exchange or redemption of New Notes. Subject to the discussions below concerning FATCA withholding and information reporting and backup withholding, a Non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange (other than a tax-free transaction), redemption or other disposition of a New Note unless (i) the gain is effectively connected with a United States trade or business of the Non-U.S. holder or (ii) the gain represents accrued but unpaid interest not previously included in income, in which case the rules regarding interest income would apply.

Except to the extent that an applicable income tax treaty otherwise provides, if an individual Non-U.S. holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If a Non-U.S. holder that is a foreign corporation falls under clause (i), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Information reporting and backup withholding. Generally, we must report annually to the IRS and to each Non-U.S. holder the amount of interest paid to such holder, and the tax withheld with respect to those payments. Copies of the information returns reporting such amounts and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty. United States backup withholding will not apply to payments on the New Notes to a Non-U.S. holder if the holder certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) under penalties of perjury that it is a non-United States person, unless the payor has actual knowledge or reason to know that the holder is a United States person.

Information reporting requirements and backup withholding (currently at a rate of 24%) will not apply to any payment of the proceeds of a sale of New Notes effected outside the United States by a foreign office of a “broker” as defined in applicable Treasury Regulations (absent actual knowledge or reason to know that the payee is a United States person), unless such broker (i) is a United States person as defined in the Code, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for United States federal income tax purposes or (iv) is a foreign partnership with certain connections to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to information reporting unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner certifies on IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form or successor form) under penalties of perjury that it is a non-United States person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. By timely providing certain required information to the IRS, the amount withheld under the backup withholding rules generally will be allowable as a credit against the holder’s United States federal income tax liability. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) impose a 30% withholding tax on interest paid on our New Notes to, and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of New Notes, by a foreign entity if the foreign entity is:

•

a “foreign financial institution” (as defined under FATCA) that does not furnish proper documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA withholding or (ii) its compliance (or deemed compliance) with specified due diligence, reporting, withholding and certification obligations under FATCA or (iii) residence in a jurisdiction that has entered into an intergovernmental agreement with the United States relating to FATCA and compliance with the diligence and reporting requirements of the intergovernmental agreement and local implementing rules; or

•

a “non-financial foreign entity” (as defined under FATCA) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (i) an exemption from FATCA or (ii) adequate information regarding substantial United States beneficial owners of such entity (if any).

Withholding under FATCA generally applies to payments of interest on the New Notes and to payments of gross proceeds from a sale or other disposition of New Notes. Withholding agents may,

however, rely on proposed Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent such as a broker generally will determine whether or not to implement gross proceeds FATCA withholding.

Under certain circumstances, a Non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by filing a United States federal income tax return. Prospective investors should consult their tax advisors regarding the effect of FATCA on their ownership and disposition of the New Notes.

In addition, prospective investors whose New Notes will be held through a bank or broker should consult their bank or broker about the likelihood that payments to the bank or broker (for credit to such investors) will become subject to withholding in the payment chain. Investors in the New Notes could be affected by FATCA withholding if a financial institution or other intermediary in the payment chain, such as a bank or broker through which they hold the New Notes is subject to withholding because it fails to comply with the reporting requirements.

BENEFIT PLAN CONSIDERATIONS

As used in this prospectus supplement, the term “Plan” means any of the following: an employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); any plan, individual retirement account, or other arrangement described in Section 4975(e)(1) of the Code; any plan that is subject to provisions of any federal, state, local, foreign, or other law, rule, or regulation that is similar to provisions of ERISA or Section 4975 of the Code (“Similar Laws”); any “benefit plan investor” within the meaning of Section 3(42) of ERISA; or any other entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. If you intend to use the assets of any Plan directly or indirectly to purchase any of the New Notes offered for sale in connection with this prospectus supplement, you should consult with the Plan’s counsel on the potential consequences of your investment under the fiduciary responsibility provisions of ERISA, the prohibited transaction provisions of ERISA and the Code, and the provisions of any Similar Laws.

The following summary relates to investors that are subject to Title I of ERISA and/or Section 4975 of the Code (“Benefit Plan Investors”) and is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus supplement, except as specifically noted below. This summary is general in nature and is not intended as a complete summary of the relevant issues, which are highly nuanced and technical in nature. Future legislation, court decisions, administrative regulations, executive orders, or other guidance may change, or provide new interpretations of, the requirements summarized in this section. Any of these changes or interpretations could be made retroactively and could apply to transactions entered into before the change is enacted or interpretation announced. In addition, Plans that are not subject to ERISA or the Code (or that comply with the relevant provisions of ERISA and the Code) might be subject to comparable or additional requirements under applicable Similar Laws.

Fiduciary Responsibilities

In general, ERISA imposes requirements on Plans subject to Title I of ERISA (“ERISA Plans”) and fiduciaries of ERISA Plans. Under ERISA, fiduciaries are identified by function rather than title, and generally include persons who exercise discretionary authority or control over the management of an ERISA Plan or any authority or control over the management or disposition of its assets; who render investment advice with respect to an ERISA Plan for a fee or other compensation, direct or indirect; or who have discretionary authority or responsibility in the administration of an ERISA Plan. Before investing the assets of an ERISA Plan in any New Note offered in connection with this prospectus supplement, the fiduciary should consider, among other requirements, whether the investment would satisfy the prudence and diversification requirements of ERISA and whether the investment would be consistent with the governing documents and investment policies of the underlying plan or plans.

We note that, in 2016, the U.S. Department of Labor (“DOL”) published a comprehensive package of guidance that would have substantially expanded the definition of who is a “fiduciary” under ERISA as a result of giving investment advice to a Plan or its participants or beneficiaries. The final guidance, which was generally scheduled to be applicable beginning on April 10, 2017, was ultimately vacated by the U.S. Court of Appeals for the Fifth Circuit in 2018, and it is no longer clear when or whether new guidance will be issued. In deciding whether to make an investment in the New Notes, you should consider the possibility of future guidance from the DOL, the U.S. Securities and Exchange Commission, or various state governments, and the DOL’s pre-existing test for fiduciary status which remains in effect.

You should consider all factors and circumstances of a particular investment in the New Notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there might not be a market in which you will be able to sell or otherwise dispose of your interest in the New Notes.

We are not making any representation that the sale of any New Notes to an ERISA Plan meets the fiduciary requirements for investment by ERISA Plans generally or any particular ERISA Plan or that such an investment is appropriate for ERISA Plans generally or any particular ERISA Plan. We are not providing investment advice to any ERISA Plan, through this prospectus supplement or otherwise, in connection with the sale of the New Notes.

Indicia of Ownership

ERISA prohibits ERISA Plan fiduciaries from maintaining the indicia of ownership of any ERISA Plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any New Note offered for sale in connection with this prospectus supplement, you should consider whether the acquisition, holding or disposition of a New Note would satisfy such indicia of ownership rules.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving Benefit Plan Investors, on the one hand, and persons who have specified relationships to such Benefit Plan Investors, on the other. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” include, for example, an employer that sponsors an ERISA Plan; an employee organization whose members are covered by an ERISA Plan; a trustee, investment manager, or other fiduciary of a Benefit Plan Investor; a person (such as a broker or recordkeeper) that provides services to a Benefit Plan Investor; and certain affiliates of the foregoing persons. ERISA and the Code also prohibit self-dealing by plan fiduciaries and transactions that involve conflicts of interests. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes a Benefit Plan Investor to engage in a prohibited transaction, you might be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using Benefit Plan Investor assets directly or indirectly to invest in any of the New Notes offered for sale in connection with this prospectus supplement, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

Prohibited transactions might arise, for example, if the New Notes are acquired by an ERISA Plan with respect to which we, the underwriters, and/or any of our or their respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code might apply, depending in part on the type of plan fiduciary making the decision to acquire a New Note and the circumstances under which such decision is made. These exemptions include, but are not limited to:

1. Prohibited transaction class exemption (“PTCE”) 75–1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers, and banks);

2. PTCE 84–14 (relating to specified transactions directed by independent qualified professional asset managers);

3. PTCE 90–1 (relating to specified transactions involving insurance company pooled separate accounts);

4. PTCE 91–38 (relating to specified transactions by bank collective investment funds);

5. PTCE 95–60 (relating to specified transactions involving insurance company general accounts);

6. PTCE 96–23 (relating to specified transactions directed by in-house asset managers); and

7. ERISA Section 408(b)(17) and Code Section 4975(d)(20) (relating to specified transactions with non-fiduciary service providers).

These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the New Notes.

Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), assets in the general account of an insurance company might be deemed to be Benefit Plan Investor assets under certain circumstances. If general account assets are deemed to be Benefit Plan Investor assets, an insurance company’s purchase of the New Notes with assets of its general account might be subject to ERISA’s fiduciary responsibility provisions or might give rise to prohibited transactions under ERISA and the Code. Insurance companies that intend to use assets of their general accounts to purchase the New Notes should consider the potential effects of Section 401(c) of ERISA, PTCE 95-60, and Department of Labor Regulations Section 2550.401c-1 on their purchase.

Representations and Warranties

If you acquire or accept a New Note (or any interest therein) offered in connection with this prospectus supplement, you will be deemed to have represented and warranted that either:

1. you have not, directly or indirectly, used the assets of any Plan to acquire or hold such New Note (or any interest in such New Note); or

2. your acquisition, holding and disposition of such New Note (A) is either exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction exemptions, or does not constitute a prohibited transaction under ERISA or the Code, (B) meets the applicable fiduciary requirements of ERISA, and (C) does not violate any applicable Similar Law.

Any subsequent purchaser of such New Note will be required to make the same representations concerning the use of Plan assets to acquire or hold the New Note.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of New Notes that appears opposite its name in the table below:

Underwriter	Principal Amount of New Notes
Goldman Sachs & Co. LLC	$36,000,000
Barclays Capital Inc.	20,000,000
Citigroup Global Markets Inc.	20,000,000
Credit Agricole Securities (USA) Inc.	20,000,000
J.P. Morgan Securities LLC	20,000,000
BNP Paribas Securities Corp.	13,000,000
BofA Securities, Inc.	13,000,000
Deutsche Bank Securities Inc.	13,000,000
Wells Fargo Securities, LLC	13,000,000
PNC Capital Markets LLC	8,500,000
SMBC Nikko Securities America, Inc.	8,500,000
BBVA Securities Inc.	3,000,000
Banco Bradesco BBI S.A.	3,000,000
MUFG Securities Americas Inc.	3,000,000
Natixis Securities Americas LLC	3,000,000
UniCredit Capital Markets LLC	3,000,000

Total	$200,000,000

The underwriting agreement provides that the underwriters will purchase all of the New Notes if any of them are purchased.

The following table shows the underwriting discount to be paid to the underwriters by us in connection with this offering.

	Per New Note	Total
9.500% Senior Notes due 2025	1.000%	$2,000,000

The underwriters initially propose to offer the New Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The offering of the New Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may offer and sell the New Notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•

Except for the offer and sale of debt securities or guarantees for which the primary use of proceeds is to refinance the outstanding indebtedness of The Goodyear Tire & Rubber Company or any of its subsidiaries, and except for the New Notes offered hereby, The Goodyear Tire & Rubber Company will not, during the period beginning on May 20, 2020 and continuing through and including August 20, 2020, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by The Goodyear Tire & Rubber Company or any of the Subsidiary Guarantors that are substantially similar to the Notes without the prior written consent of Goldman Sachs & Co. LLC.

•	We will pay our expenses related to the offering, which we estimate will be $500,000 (excluding underwriting discounts and commissions).

•	We will pay the underwriters certain customary fees for their services in connection with the offering and to reimburse them for certain out-of-pocket expenses.

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The New Notes are part of our series of 9.500% Senior Notes due 2025, of which we issued $600 million in aggregate principal amount on May 18, 2020. Upon the issuance of the New Notes offered hereby, the outstanding aggregate principal amount of our 9.500% Senior Notes due 2025 will be $800 million. This series of Notes has no established trading market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes.

In connection with the offering of the New Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriting syndicate has repurchased New Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which activities may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. The underwriters for this offering also acted as underwriters in connection with our previously completed offering of Existing Notes. Affiliates of certain of the underwriters are lenders under certain of our senior secured credit facilities. Certain of the underwriters and their affiliates serve as counterparties to certain derivative and hedging arrangements with respect to certain of our pension plans. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain other of the underwriters or their affiliates are likely to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the New Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the New Notes offered hereby.

Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the New Notes in the United States of America. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any New Notes in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.

Conflicts of Interest

Certain underwriters or their affiliates hold positions in the 2020 Notes and therefore may receive a portion of the proceeds from this offering. In addition, affiliates of certain of the underwriters are lenders under our revolving credit facilities and therefore, to the extent we apply a portion of the net proceeds of the offering to repay outstanding balances under our revolving credit facilities, such affiliates of the underwriters would receive a portion of the proceeds from this offering. In the event that the net proceeds of this offering are applied to repay outstanding balances under our revolving credit facilities and such application of proceeds would result in any underwriter or its affiliates receiving at least five percent of the net proceeds of this offering through the repayment of such indebtedness, there would be a “conflict of interest” as that term is defined in the rules of FINRA. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121(a)(1)(A). In addition, no underwriter with a conflict of interest, if any, will confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Settlement

The Company expects to deliver the New Notes against payment for the New Notes on or about May 22, 2020.

Disclaimers About Non-U.S. Jurisdictions

Canada

The New Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the New Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and the United Kingdom

The New Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the New Notes to be offered so as to enable an investor to decide to purchase or subscribe for the New Notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of New Notes in any Member State of the EEA or the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of New Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

In the United Kingdom, this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the New Notes offered hereby is for distribution only to, and is only directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the ‘‘Financial Promotion Order’’), or (ii) who are high net worth companies (or other persons to whom it may lawfully be communicated), falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons in (i) and (ii) above together being referred to as ‘‘relevant persons’’). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Hong Kong

The New Notes offered by this prospectus supplement have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the New Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to New Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the New Notes offered by this prospectus supplement may not be circulated or distributed, nor may the New Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the New Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, and securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the New Notes pursuant to an offer made under Section 275 of the SFA except:

1.	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
2.	where no consideration is or will be given for the transfer;
3.	where the transfer is by operation of law;
4.	as specified in Section 276(7) of the SFA; or
5.	as specified in Regulation 32 of the Securities and Futures Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the New Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The New Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended). Accordingly, none of the New Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

The validity of the New Notes and the Guarantees and certain other legal matters will be passed upon for us by Covington & Burling LLP, Washington, D.C. Certain legal matters relating to Ohio law will be passed upon for us by David E. Phillips, Senior Vice President and General Counsel of the Company. Mr. Phillips is paid a salary by us, is a participant in our Executive Annual Incentive Plan and equity compensation plans, and owns shares of our common stock and has options to purchase shares of our common stock. Certain legal matters relating to Arizona law will be passed upon for us by Squire Patton Boggs (US) LLP, Phoenix, Arizona. Certain legal matters relating to Indiana law and Kentucky law will be passed upon for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio. Certain legal matters relating to the laws of Ontario, Canada, will be passed upon for us by Gowling WLG (Canada) LLP, Toronto, Ontario. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

The Goodyear Tire & Rubber Company

Debt Securities

We may offer and sell from time to time, in one or more offerings, debt securities at prices and on terms determined at the time of any such offering. The debt securities may be guaranteed by one or more of our subsidiaries. We may offer and sell the debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Each time debt securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the debt securities being offered. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our securities.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

This prospectus is dated May 13, 2020

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any other offering material filed or provided by us. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any other offering material is accurate as of any date other than the date on the front of such document. Any information incorporated by reference in this prospectus, any accompanying prospectus supplement or any other offering material is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process, which allows us to offer and sell, from time to time, our debt securities in one or more offerings.

Each time we offer to sell our debt securities pursuant to this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of the offering and the means of distribution. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, as we describe in the section titled “Where You Can Find More Information,” we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us. Before you decide whether to invest in our debt securities, you should read this prospectus, the accompanying prospectus supplement and the information that we file with the SEC.

In this prospectus, “Goodyear,” “we,” “our” and “us” refer to The Goodyear Tire & Rubber Company and its consolidated subsidiaries, except as otherwise indicated or as the context otherwise requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus, except as expressly set forth under the caption “Incorporation of Certain Documents by Reference.” Our SEC filings are also available through our website (http://www.goodyear.com). The contents of our website are not part of, and shall not be deemed incorporated by reference in, this prospectus. Our internet address is included in this document as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents that we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the following documents which have been filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 6, 2020, as supplemented on March 25, 2020, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	Current Reports on Form 8-K (and/or amendments thereto) filed on February 28 , April 3, April 9, April 15 and April 23, 2020.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until the termination of the offering of all securities under this prospectus, shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.goodyear.com) is not incorporated into this prospectus.

You may request a copy of any documents incorporated by reference herein at no cost by writing or telephoning us at:

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Attention: Investor Relations

Telephone number: 330-796-3751

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

FORWARD-LOOKING INFORMATION — SAFE HARBOR STATEMENT

Certain information set forth herein or incorporated by reference herein (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or, in the case of information incorporated by reference herein, as of the date of the document in which such information appears. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:

•	our future results of operations, financial condition and liquidity are expected to be adversely impacted by the COVID-19 pandemic, and that impact may be material;

•	if we do not successfully implement our strategic initiatives, our operating results, financial condition and liquidity may be materially adversely affected;

•	we face significant global competition and our market share could decline;

•

deteriorating economic conditions in any of our major markets, or an inability to access capital markets or third-party financing when necessary, may materially adversely affect our operating results, financial condition and liquidity;

•	raw material and energy costs may materially adversely affect our operating results and financial condition;

•	if we experience a labor strike, work stoppage or other similar event our business, results of operations, financial condition and liquidity could be materially adversely affected;

•	our international operations have certain risks that may materially adversely affect our operating results, financial condition and liquidity;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results, financial condition and liquidity;

•

our long term ability to meet our obligations, to repay maturing indebtedness or to implement strategic initiatives may be dependent on our ability to access capital markets in the future and to improve our operating results;

•	financial difficulties, work stoppages, supply disruptions or economic conditions affecting our major original equipment customers, dealers or suppliers could harm our business;

•	our capital expenditures may not be adequate to maintain our competitive position and may not be implemented in a timely or cost-effective manner;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•

any failure to be in compliance with any material provision or covenant of our debt instruments, or a material reduction in the borrowing base under our first lien revolving credit facility, could have a material adverse effect on our liquidity and operations;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we have substantial fixed costs and, as a result, our operating income fluctuates disproportionately with changes in our net sales;

•	we may incur significant costs in connection with our contingent liabilities and tax matters;

•

our reserves for contingent liabilities and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•

we may be adversely affected by any disruption in, or failure of, our information technology systems due to computer viruses, unauthorized access, cyber-attacks, natural disasters or other similar disruptions;

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected; and

•

we may be impacted by economic and supply disruptions associated with events beyond our control, such as war, acts of terror, political unrest, public health concerns, labor disputes or natural disasters.

It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.

THE COMPANY

We are one of the world’s leading manufacturers of tires, engaging in operations in most regions of the world. In 2019, our net sales were $14,745 million and Goodyear net loss was $311 million. We develop, manufacture, market and distribute tires for most applications. We also manufacture and market rubber-related chemicals for various applications. We are one of the world’s largest operators of commercial truck service and tire retreading centers. In addition, we operate approximately 1,000 retail outlets where we offer our products for sale to consumer and commercial customers and provide repair and other services. We manufacture our products in 46 manufacturing facilities in 21 countries, including the United States, and we have marketing operations in almost every country around the world. We employ approximately 63,000 full-time and temporary associates worldwide.

We are an Ohio corporation organized in 1898. Our principal executive offices are located at 200 Innovation Way, Akron, Ohio 44316-0001. Our telephone number at that address is (330) 796-2121.

RISK FACTORS

Investing in our debt securities involves risk. Before investing in our debt securities, you should carefully consider all of the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein as set out in the section titled “Incorporation of Certain Documents by Reference,” including, in particular, the matters, risks, uncertainties and assumptions described under the caption “Risk Factors” included herein and therein. For information regarding documents incorporated by reference in this prospectus and any prospectus supplement, see “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from any sale of debt securities offered by this prospectus for general corporate purposes. General corporate purposes may include:

•	repayment or refinancing of a portion of our existing short-term or long-term debt;

•	redemption or repurchases of certain outstanding securities;

•	capital expenditures;

•	additional working capital;

•	loans or advances to affiliates; and

•	other general corporate purposes.

Our management will retain broad discretion in the allocation of the net proceeds from the sale of our debt securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those debt securities will be described in the prospectus supplement relating to those debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. For purposes of this section, the term “Company” refers only to The Goodyear Tire & Rubber Company and not to any of its subsidiaries, and the terms “we,” “our” and “us” refer to The Goodyear Tire & Rubber Company and, where the context so requires, certain or all of its subsidiaries.

We may issue debt securities from time to time in one or more series. The debt securities will be general obligations of the Company. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities. Debt securities will be issued under one or more indentures between us and Wells Fargo Bank, N.A., as trustee, or another trustee named in the prospectus supplement. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The debt securities represent direct, general obligations of the Company and:

•	may rank equally with other unsubordinated debt or may be subordinated to other debt we have or may incur;

•	may be issued in one or more series with the same or various maturities;

•	may be issued at a price of 100% of their principal amount or at a premium or discount;

•	may be issued in registered or bearer form and certificated or uncertificated form; and

•

may be represented by one or more global securities registered in the name of a designated depositary or its nominee, and if so, beneficial interests in the global security will be shown on and transfers will be made only through records maintained by the designated depositary and its participants.

The aggregate principal amount of debt securities that we may issue and deliver is unlimited. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the terms of the debt securities of the series with respect to which that prospectus supplement is being delivered, which terms may include:

•	title and aggregate principal amount;

•	price or prices;

•	maturity date(s);

•	interest rate(s), if any, or the method for determining the interest rate(s);

•

dates on which interest, if any, will accrue, or the method for determining dates on which interest, if any, will accrue, dates on which interest, if any, will be payable and the basis upon which interest, if any, will be calculated;

•

currency or currencies in which debt securities of the series will be denominated and, if payments of principal or interest, if any, are to be made in one or more currencies other than that or those in which the debt securities of the series are denominated, the method for determining the exchange rate;

•	place(s) where the principal, premium, if any, and interest, if any, shall be payable or the method of such payment;

•	place(s) where the debt securities of the series may be surrendered for registration or transfer or exchange and where notices and demands to or upon the Company may be served;

•	redemption or early repayment provisions;

•	form of the debt securities of the series;

•	if any debt securities of the series are to be issued as securities in bearer form, certain terms relating to securities in bearer form;

•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions;

•	denominations in which debt securities of the series will be issuable;

•	conversion or exchange features;

•	if the amount of principal, premium, if any, or interest, if any, will be determined with reference to an index or pursuant to a formula, the method for determining such amounts;

•

if the principal amount payable at the stated maturity will not be determinable as of any date(s) prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose;

•	provisions relating to satisfaction and discharge of the indenture and defeasance;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral;

•	defaults and events of default applicable to the debt securities of the series;

•

if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities of the series in definitive registered form, the depositary for such global security and the form of any legend or legends to be borne by any such global security;

•	any trustee, authenticating or paying agent, transfer agent or registrar;

•	covenants, definitions or other terms which apply to the debt securities of the series;

•	terms, if any, of any guarantee of the payment of principal, premium, if any, and interest, if any, with respect to debt securities of the series;

•	subordination, if any, of the debt securities of the series or any related subsidiary guarantee;

•	with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series (which may modify, amend or delete any provision of the indenture insofar as it applies to such series).

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates.

Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form may be transferred or exchanged at the office of the trustee at which its corporate trust operations are administered in the United States, subject to the limitations provided in the indenture, with the payment of any taxes and fees required by law or permitted by the indenture payable in connection therewith. Securities in bearer form will be transferable only by delivery. Provisions with respect to the transfer or exchange of securities in bearer form will be described in the prospectus supplement relating to those securities in bearer form.

Subject to applicable abandoned property laws, all funds that we pay to a paying agent for the payment of principal or interest with respect to any debt securities that remain unclaimed at the end of two years after that principal or interest shall have become due and payable will be repaid to us, and the holders of those debt securities or any related coupons will thereafter look only to us for payment thereof.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Limitations on Issuance of Securities in Bearer Form

The debt securities of a series may be issued as securities in registered form (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or securities in bearer form (which will be transferable only by delivery). If such debt securities are issuable as securities in bearer form, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

The indenture, as supplemented for a particular series of debt securities under which such series of debt securities are issued, may contain certain covenants for the benefit of the holders of such series of debt securities, which will be applicable (unless waived or amended) so long as any of the debt securities of such series are outstanding, unless stated otherwise in the prospectus supplement. The specific terms of the covenants, and summaries thereof, will be set forth in the prospectus supplement relating to such series of debt securities.

Subordination

Debt securities of a series, or any related subsidiary guarantee, may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The Company currently conducts a portion of its operations through its subsidiaries. To the extent such subsidiaries are not subsidiary guarantors for a series of debt securities, creditors of such subsidiaries, including trade creditors, and preferred stockholders, if any, of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of such series of debt securities. A series of debt securities, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of our subsidiaries that are not subsidiary guarantors with respect to such series of debt securities.

Events of Default

Each of the following constitutes an event of default under the indenture with respect to any series of debt securities:

•	default in the payment of interest on the debt securities of that series when due and payable that continues for 30 days;

•

default in payment of the principal on the debt securities of that series, when such amount becomes due and payable at maturity, upon optional or required redemption, upon declaration of acceleration or otherwise;

•	failure to comply with the obligations described under “— Mergers and Sales of Assets” below;

•

failure to comply with any of our other agreements with respect to the debt securities of that series or the indenture or supplemental indenture related to that series of debt securities and that failure continues for 60 days after notice thereof;

•	certain events of bankruptcy, insolvency or reorganization affecting us; or

•

if such series of debt securities has the benefit of subsidiary guarantees, any such subsidiary guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any applicable subsidiary guarantor denies or disaffirms such subsidiary guarantor’s obligations under the indenture or any such subsidiary guarantee and such default continues for 10 days after receipt of notice thereof.

A prospectus supplement may omit, modify or add to the foregoing events of default.

A default under the fourth or the sixth (only with respect to a subsidiary guarantor that is not a significant subsidiary) clause above will not constitute an event of default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us (and also the trustee if given by holders) of the default and we do not cure such default within the time specified after receipt of such notice. As used herein, “significant subsidiary” means any subsidiary of the Company that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

If any event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing with respect to a particular series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to us (and also the trustee if given by holders) may declare the principal amount of and accrued but unpaid interest on the debt securities of that series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of that series of debt securities unless such holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (if any) with respect to the debt securities of a series when due, no holder of the debt securities of such series may pursue any remedy with respect to the indenture or such series of debt securities unless:

•	such holder has previously given the trustee notice that an event of default is continuing with respect to that series of debt securities;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the trustee in writing to pursue the remedy;

•	such holders of debt securities of that series have offered the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series will, with respect to that series of debt securities, be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of debt securities of such series or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default with respect to debt securities of any series occurs and is continuing and is known to the trustee, the trustee must mail to each holder of debt securities of such series, notice of the default within the earlier of 90 days after it occurs or 30 days after it is actually known to certain officers of the trustee or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium (if any) or interest (if any) on any debt securities of any series (including payments pursuant to the redemption provisions of such debt securities), the trustee may withhold notice if and so long as a committee of its officers in good faith determines that withholding notice is in the interests of the holders of that series of debt securities. In addition, we will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain events of default, their status and what action we are taking or propose to take in respect thereof.

Modification and Waiver

The indenture may be amended with respect to any series of debt securities with the written consent of the holders of a majority in principal amount of the debt securities of that series then outstanding voting as a single class, and any past default or compliance with any provisions with respect to any series of debt securities may be waived with the consent of the holders of a majority in principal amount of the debt securities of that series then outstanding voting as a single class. However, without the consent of each holder of an outstanding debt security affected thereby, no amendment may, among other things:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•	reduce the principal of or extend the stated maturity of any debt security;

•	reduce the premium, if any, payable upon the redemption of any debt security or change the time at which such debt security may be redeemed;

•	make any debt security payable in money or securities other than that stated in such debt security;

•

impair the right of any holder to receive payment of principal of, and interest on, such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

•

in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions;

•	make any change in the amendment provisions which require each affected holder’s consent or in the waiver provisions; or

•	make any change in, or release other than in accordance with the indenture, any subsidiary guarantee that would adversely affect the holders.

Without the consent of any holder, the Company, any subsidiary guarantors and the trustee may amend or supplement the indenture or the debt securities of any series for one or more of the following purposes:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of our obligations or the obligations of any subsidiary guarantor under the indenture;

•

to provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided, however, that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Internal Revenue Code;

•

to add additional guarantees with respect to the debt securities of such series or to confirm and evidence the release, termination or discharge of any such guarantee when such release, termination or discharge is permitted under the indenture;

•	to add to the covenants of the Company for the benefit of the holders of such series of debt securities or to surrender any right or power herein conferred upon the Company;

•	to make any change that does not adversely affect the rights of any holder in any material respect, subject to the provisions of the indenture;

•

to comply with any requirement of the SEC in connection with qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

to make any amendment to the provisions of the indenture relating to form, authentication, transfer and legending of such series of debt securities; provided, however, that (i) compliance with the indenture as so amended would not result in such debt securities being transferred in violation of the Securities Act, or any other applicable securities law and (ii) such amendment does not materially affect the rights of holders to transfer such debt securities;

•	to convey, transfer, assign, mortgage or pledge as security relating to the debt securities of such series any property or assets;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

•

to add to, change or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (i) neither apply to any debt security of any series created prior to the execution of the related supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to the benefit of such provision or (ii) become effective only when there is no such debt security outstanding; or

•	to establish the form, authentication, transfer, legending or terms of debt securities and coupons of any series, as described under “— General” above.

Mergers and Sales of Assets

Unless otherwise disclosed in the prospectus supplement relating to a particular series of debt securities, we will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets in one or a series of related transactions to, any person, unless:

•

the resulting, surviving or transferee person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of the Company under the debt securities and the indenture;

•	immediately after giving effect to such transaction, no default shall have occurred and be continuing; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor company, other than in the case of a lease, will be released from the obligation to pay the principal of, premium, if any, and interest, if any, on the debt securities.

In addition, we will not permit any subsidiary guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any person unless:

•

except in the case of a subsidiary guarantor (i) that has been disposed of in its entirety to another person (other than to the Company or an affiliate of the Company), whether through a merger, consolidation or sale of capital stock or assets or (ii) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a subsidiary, the resulting, surviving or transferee person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or any other jurisdiction under which such Subsidiary Guarantor was organized, and such person (if not such subsidiary guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such subsidiary guarantor under its subsidiary guarantee;

•	immediately after giving effect to such transaction, no default shall have occurred and be continuing; and

•

the Company will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Notwithstanding the foregoing:

•	any subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any subsidiary guarantor; and

•

the Company may merge with an affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Satisfaction and Discharge of the Indenture; Defeasance

Unless otherwise disclosed in the prospectus supplement relating to a particular series of debt securities, the indenture shall generally cease to be of any further effect with respect to a series of debt securities if (i) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (ii) all debt securities of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption pursuant to the provisions of the indenture relating to redemption, and, in the case of clause (ii), we shall have irrevocably deposited with the trustee funds or U.S. government obligations sufficient to pay at maturity or upon redemption all such debt securities including premium, if any, and interest, if any, thereon to maturity or such redemption date (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants. The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign as provided in the indenture.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our debt securities offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to other purchasers; or

•	through a combination of any such methods of sale.

Any underwriters or agents will be identified, and their discounts, commissions and other items constituting underwriters’ compensation will be described, in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of our debt securities, the underwriters or agents may receive compensation from us or from purchasers of the debt securities for whom they may act as agents. The underwriters may sell debt securities to or through dealers, who may also receive compensation from purchasers of the debt securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the debt securities may be “underwriters” as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular offering of debt securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the debt securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, the validity of the debt securities and certain other matters will be passed upon for us by Covington & Burling LLP, Washington, D.C. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain matters with respect to the debt securities will be passed upon for us by David E. Phillips, Senior Vice President and General Counsel of the Company. Mr. Phillips is paid a salary by us, is a participant in our Executive Annual Incentive Plan and equity compensation plans, and owns shares of our common stock and has options to purchase shares of our common stock. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to Arizona law will be passed upon for us by Squire Patton Boggs (US) LLP, Phoenix, Arizona. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to Indiana law and Kentucky law will be passed upon for us by Taft Stettinius & Hollister LLP, Cincinnati, Ohio. In connection with particular offerings of debt securities, and if stated in the applicable prospectus supplements, certain legal matters relating to the laws of Ontario, Canada, will be passed upon for us by Gowling WLG (Canada) LLP, Toronto, Ontario. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$200,000,000

The Goodyear Tire & Rubber Company

9.500% Senior Notes due 2025

Joint book-running managers

Goldman Sachs & Co. LLC

Barclays

BNP PARIBAS

BofA Securities

Citigroup

Credit Agricole CIB

Deutsche Bank Securities

J.P. Morgan

Wells Fargo Securities

Co-managers

BBVA

Bradesco BBI

MUFG

Natixis

PNC Capital Markets LLC

SMBC Nikko

UniCredit Capital Markets